Table of Contents

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular Subject To Completion

Dated October 27, 2020

IDENTIFYSENSORS BIOLOGICS CORP.

Up to 12,500,000 Shares of Common Stock

Price Per Share: $4.00

Minimum Investment: 125 Shares ($500.00)

Maximum Offering: $50,000,000 (12,500,000 Shares)

IdentifySensors Biologics Corp., a Delaware corporation (“Company,” “we,” “us,” and “our”) is offering up to 12,500,000 shares of Common Stock (the “Common Stock” or the “Shares”), on a “best-efforts” basis, which means that there is no guarantee that any minimum amount will be sold (this “Offering”). The Common Stock are being offered at a price of $4.00 per Share. There is a minimum purchase of 125 Shares per investor. The Common Stock will be transferable following the termination of any transfer hold periods under applicable law. See “Securities Being Offered” for a discussion of certain items required by Item 14 of Part II of Form 1-A. The Common Stock are being offered only by the Company on a best-efforts basis to an unlimited number of accredited investors and an unlimited number of non-accredited investors only by the Company. The maximum aggregate number of Common Stock offered is 12,500,000 Shares (the “Maximum Offering”). There is no minimum offering so all proceeds from the sale of Common Stock will become immediately available to the Company.

The Common Stock are being offered pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, for Tier 2 offerings. The Common Stock will only be issued to purchasers who satisfy the requirements set forth in Regulation A. The offering is expected to expire on the first to occur of: (i) all the Common Stock offered are sold; (ii) the one-year anniversary of the date in which the SEC qualified the Shares; or (iii) early termination by the Company’s board of directors (the “Board of Directors”), in its sole discretion. Funds will be promptly refunded, without interest or deduction, for any subscription rejected by the Company.

Our Common Stock is not listed on any national securities exchange and we do not anticipate that the Common Stock will ever be listed or traded on a national securities exchange.

This Offering is being made pursuant to Tier 2 of Regulation A following the Offering Circular disclosure format.

Title of each class of securities to be registered	Amount maximum to be offered	Proposed offering price per share(1)	Proposed maximum aggregate offering price	Commissions and discounts(2)		Estimated Proceeds to Company(3)
Common Stock	12,500,000	$4.00	$50,000,000	$	[-]	$49,837,000

(1) The consideration to be paid for each share of Common Stock shall be $4.00 per share.

(2) We do not intend to offer the Common Stock through registered broker-dealers.

(3) We estimate that the minimum offering expenses for this Offering will be approximately $600,000, assuming 1,250,000 Share are sold in the Offering. See “Plan of Distribution” and “Use of Proceeds”.

For general information on investing, we encourage you to refer to www.investor.gov.

This Offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on page 4.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE REGISTRANT PURSUANT TO THE FOREGOING PROVISIONS, THE REGISTRANT HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED “BLUE SKY” LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

NOTICE TO FOREIGN INVESTORS

IF THE PURCHASER LIVES OUTSIDE THE UNITED STATES, IT IS THE PURCHASER’S RESPONSIBILITY TO FULLY OBSERVE THE LAWS OF ANY RELEVANT TERRITORY OR JURISDICTION OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY PURCHASE OF THE SECURITIES, INCLUDING OBTAINING REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER REQUIRED LEGAL OR OTHER FORMALITIES. THE COMPANY RESERVES THE RIGHT TO DENY THE PURCHASE OF THE SECURITIES BY ANY FOREIGN PURCHASER.

About This Form 1-A and Offering Circular

In making an investment decision, you should rely only on the information contained in this Form 1-A and Offering Circular. The Company has not authorized anyone to provide you with information different from that contained in this Form 1-A and Offering Circular. We are offering to sell, and are seeking offers to buy, the Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this Form 1-A and Offering Circular is accurate only as of the date of this Form 1-A and Offering Circular, regardless of the time of delivery of this Form 1-A and Offering Circular. Our business, financial condition, results of operations, and prospects may have changed since that date. Statements contained herein as to the content of any agreements or other documents are summaries and, therefore, are necessarily selective and incomplete and are qualified in their entirety by the actual agreements or other documents. The Company will provide the opportunity to ask questions of and receive answers from the Company’s management concerning terms and conditions of the Offering, the Company or any other relevant matters and any additional reasonable information to any prospective investor prior to the consummation of the sale of the Common Stock. The statements of the Company contained herein are based on information believed to be reliable. No warranty can be made as to the accuracy of such information or that circumstances have not changed since the date of this Form 1-A and Offering Circular. The Company does not expect to update or otherwise revise this Form 1-A, Offering Circular, or other materials supplied herewith. The delivery of this Form 1-A and Offering Circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date of this Form 1-A and Offering Circular. This Form 1-A and Offering Circular are submitted in connection with the Offering described herein and may not be reproduced or used for any other purpose.

Offering Circular Date: October 27, 2020

TABLE OF CONTENTS

i

USE OF MARKET AND INDUSTRY DATA

This Offering Circular includes market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to in this Offering Circular are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this Offering Circular or ascertained the underlying economic assumptions relied upon by such sources. Furthermore, internally prepared and third-party market prospective information, in particular, are estimates only and there will usually be differences between the prospective and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. Also, references in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

Solely for convenience, we sometimes refer to our trademarks in this Offering Circular without the ® or the ™ or symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our own trademarks. Other service marks, trademarks and trade names referred to in this Offering Circular, if any, are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks.

1

SUMMARY INFORMATION

This summary highlights some of the information in this Offering Circular. It is not complete and may not contain all of the information that you may want to consider. To understand this Offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company,” refer to IdentifySensors Biologics Corp.

Overview

IdentifySensors Biologics Corp. was incorporated under the laws of the state of Delaware on June 11, 2020.

Corporate Information

Our principal executive offices are located at 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122. Our telephone number is (216) 543-3031. Our website is www.identifysensors.com.

The Offering

This Offering Circular relates to the sale of up to 12,500,000 Shares of Common Stock. All references to a number of shares in this Offering Circular are after giving effect to the 1-for-3.6 reverse stock split effective on September 30, 2020, except those appearing in the financial statements and notes thereto which reflect the number of shares prior to the reverse stock split.

We expect to commence the Offering on the date on which the Offering Statement of which this Offering Circular is a part (this “Offering Circular”) is qualified by the SEC. Shares will be offered on a continuous basis until the first to occur of: (1) the Maximum Offering is sold; (2) the one-year anniversary date of the qualification of the securities by the SEC; or (3) the Company in its sole discretion withdraws this Offering.

The Common Stock are not listed on any national securities exchange and we do not anticipate that the Common Stock will ever be listed on such an exchange.

Issuer in this Offering:	IdentifySensors Biologics Corp., a Delaware corporation.

Securities Offered:	Common Shares

Common Stock Outstanding before this Offering:	50,047,781

Price per Share:	4.00

Maximum Shares Offered:	12,500,000 Common Stock

Maximum Offering:	$50,000,000.00

Minimum Offering:	No minimum

Minimum Investment:	125 Shares of Common Stock ($500.00)

Use of Proceeds:	Product development, marketing, sales and distribution, salaries and wages, working capital. See “Use of Proceeds” at page 16.

Voting Rights:	Each Share shall have one (1) vote for the election of directors and on all matters submitted to a vote of the Company’s stockholders.

Distribution Policy:	The Company does not intend to distribute dividends in the near future. For additional information, see “Dividend Policy.”

Risk Factors:	Investing in our Common Stock involves risks. See “Risk Factors” for a discussion of certain factors that you should carefully consider before making an investment decision.

2

ABOUT THIS OFFERING CIRCULAR

We have prepared this Offering Circular to be filed with the SEC for this Offering of securities. The Offering Circular includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should rely only on the information contained in this Offering Circular and its exhibits. The Company has not authorized any person to provide you with any information different from that contained in this Offering Circular. The information contained in this Offering Circular is complete and accurate only as of the date of this Offering Circular, regardless of the time of delivery of this Offering Circular or sale of our Common Stock. This Offering Circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this Offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

3

RISK FACTORS

The purchase of the Company’s Common Stock involves substantial risks. You should carefully consider the following risk factors in addition to any other risks associated with this investment. The Common Stock offered by the Company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the Common Stock and are not set out in any particular order of priority. Additional risks and uncertainties may also have an adverse effect on the Company’s business and your investment in the Common Stock. An investment in the Company may not be suitable for all recipients of this Offering Circular. You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the Company is suitable in the light of your personal circumstances and the financial resources available to you.

The discussions and information in this Offering Circular may contain both historical and forward-looking statements. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company’s business, please be advised that the Company’s actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain factors it currently believes may cause future experience and actual results to differ from the Company’s current expectations.

Before investing, you should carefully read and consider the following risk factors:

Risks related to the Company’s business and industry.

The Company’s success depends on the viability of the Company’s business model, which is unproven and may be unfeasible.

The Company’s revenue and income potential are unproven, and the Company’s business model is relatively new. The Company’s business model is based on a variety of assumptions relating to the Company’s ability to develop and commercialize temperature and spoilage sensors for use in the fresh food supply chain. These assumptions may not reflect the business and market conditions that we actually face. As a result, the Company’s operating results could differ materially from those projected under the Company’s business model, and the Company’s business model may prove to be unprofitable.

The Company’s technology is under development and is subject to all the risks related thereto.

The ability of the Company to timely develop, manufacture and market its products is essential to its success. Current development and manufacturing schedules may be delayed by such factors as technological or labor difficulties and changes in both the needs and demands of customers and government policy or regulation. The costs of development could exceed our estimates which would require additional capital. Any delay in the development, manufacture or delivery of the Company's products could result in the Company attempting to market its products at a time when cost and performance characteristics are not competitive with adverse consequences to the Company. Accordingly, there can be no assurance that the Company will be able to successfully develop, manufacture and market its products.

We may not successfully achieve its innovation goals, or develop and introduce new products, which could adversely impact our financial condition and results of operations.

Our future performance and growth depend on innovation and our ability to successfully develop or license capabilities to introduce new products, brands, line extensions and product innovations or enter into or expand into adjacent product categories, sales channels or markets. Our ability to quickly innovate in order to adapt our products to meet changing consumer demands is essential, especially in light of e-commerce significantly reducing the barriers for small competitors to quickly introduce new brands and products directly to consumers. This risk is further heightened by the continued evolution of consumer needs, habits and preferences as a result of shifts in US demographics, reflecting various factors including cultural and socioeconomic changes.

4

We cannot be certain that we will successfully achieve our innovation goals. The development and introduction of new products require substantial and effective research and development and demand creation expenditures, which we may be unable to recoup if such new products do not gain widespread market acceptance. In addition, effective and integrated systems are required for us to gather and use consumer data and information to successfully market our products. New product development and marketing efforts, including efforts to enter markets or product categories in which we have limited or no prior experience, have inherent risks. These risks include product development or launch delays, which could result in our not being first to market and the failure of new products, brands and line extensions to achieve anticipated levels of market acceptance. If product introductions or new or expanded adjacencies are not successful, costs associated with these efforts may not be fully recouped and our net earnings could be adversely affected. In addition, if sales generated by new products cause a decline in sales of our existing products, our business, financial condition and results of operations could be materially adversely affected.

The Company’s lack of operating history creates substantial uncertainty about future results.

We have no operating history or operations on which to base expectations regarding the Company’s future results and performance. Further, the Company, as a recently formed enterprise, is subject to financial, funding, managerial and other types of risks associated with recently formed entities. In order to succeed, we must do most, if not all, of the following:

•	raise equity or debt financing to have sufficient funds to complete development and commercialization;
•	identify and establish relationships with customers;
•	attract, integrate, retain and motivate qualified management and sales personnel;
•	successfully execute the Company’s business strategies;
•	respond appropriately and timely to competitive developments; and
•	develop, enhance, promote and carefully manage the Company’s corporate identity.

The Company’s business will suffer if we are unable to accomplish these and other important business objectives.

Failure to implement the Company’s business strategy could adversely affect the Company’s operations.

The Company’s financial position, liquidity and results of operations depend on its management’s ability to execute its business strategy. Key factors involved in the execution of the business strategy include:

•	completing technology development;
•	successfully anticipating customer needs and requirements;
•	continued development and improvement of our technology; and
•	continued access to significant funding and liquidity sources.

The Company’s failure or inability to execute any element of the Company’s business strategy could materially adversely affect the Company’s financial position, liquidity and results of operations.

We may have very limited capitalization and depend upon the success of this offering to finance our business plan.

We have limited financial resources and depend upon the success of this Offering to complete development and commercialization of our products and its other long-term objectives. The Company may never achieve profitability and its ability to raise additional funds will be subject to, among other things, factors beyond the control of the Company and its directors, including cyclical factors affecting the economy generally. We can give no assurance that future funds can be raised on favorable terms, if at all.

5

Loss of, or inability to attract, key personnel could adversely impact our business.

Our success depends, in part, on our ability to retain key personnel, including our executive officers and research personnel, including Dr. Gregory Hummer, Lia A. Stanciu-Gregory, Thomas G. Sors and others. The unexpected loss of one or more of our key employees could disrupt our business. Our success also depends, in part, on its continuing ability to identify, hire, develop, and retain other highly qualified personnel, specifically in our research and development department and marketing and sales department. In addition, our employees may be targeted and recruited by other companies. As we grow and expand into new categories of products or markets, we will also require personnel with relevant training and experience in such categories or markets. We may not be able to attract or retain qualified personnel in the future, and its failure to do so or the compensation costs of doing so could adversely affect us.

Our industry is subject to rapid change.

Important factors that may cause the Company’s revenues, operating results and cash flows to fluctuate include:

•	the Company’s ability to develop and modify its sensors, it’s intellectual property and technology platform;

•	general economic conditions, which may adversely affect performance;

•	changes in terms of contracts, whether initiated by us or because of competition;

•	the amount and timing of operating costs and capital expenditures related to the operations and expansion of the Company’s business;

•	expenses related to significant, unusual or discrete events;

•	extraordinary expenses such as litigation or other dispute-related settlement payments;

•	income tax effects, including the impact of changes in U.S. federal and state tax laws;

•	technical difficulties or interruptions to the Company’s research and development or marketing efforts;

•	evolving regulations of our anticipated products and services; and

•	regulatory compliance costs.

Many of these factors are outside of the Company’s control, and the occurrence of one or more of them might cause the value of any investment in our Common Stock to be substantially impaired or completely eroded.

The Company may not be able to effectively protect its licensed intellectual property, which could impair the Company’s ability to compete effectively.

The Company licenses its intellectual property from IdentifySensor Fresh Food Enterprises, LLC (ISFFE), which has an obligation to protect and defend the intellectual property against infringers or claims of infringement. ISFFE licenses the intellectual property form IdentifySensors, LLC which also has an obligation to defend against infringers. However, both ISFFE and IdentifySensors, LLC have limited resources. No assurances can be given that the intellectual property of the Company (i) will not infringe upon the intellectual property rights of others or (ii) that the patent and pending patent applications are valid or that they will be enforceable.

6

The Company’s ability to compete effectively depends in part on developing and maintaining the proprietary aspects of its products. The Company cannot be sure that the granted or pending patents or trademarks will be approved or will provide the competitive advantages for the Company’s products and services that it anticipates. The Company also cannot assure that any patents or trademarks, if obtained, will not be successfully challenged, invalidated or circumvented in the future. In addition, no assurance can be given that competitors, many of which have substantial resources, have not already applied for, or obtained, or will not seek to apply for and obtain, patents or trademarks that will prevent, limit or interfere with the Company’s ability to make, use and sell its products and services either in the United States or in international markets. Patent applications are maintained in secrecy for a period after filing. The Company may not be aware of all of the patents and patent applications potentially adverse to its interests.

The Company also relies on trade secrets and proprietary know-how, which the Company seeks to protect, in part, through confidentiality and proprietary information agreements. The Company requires its employees and key consultants to execute confidentiality agreements upon the commencement of employment or a consulting relationship with the Company. No assurance can be given that employees or consultants will not breach these agreements, that the Company will have adequate remedies for any breach or that the Company’s trade secrets will not otherwise become known to or be independently developed by competitors.

The Company may in the future become subject to patent and/or trademark litigation, which would be costly to defend and could invalidate the Company’s patents and/or trademarks.

No assurance can be given that the Company will not become subject to, whether within or outside of the United States, patent and/or trademark infringement claims or litigation or interference proceedings declared by the USPTO to determine the priority of inventions. Defending and prosecuting intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are costly and time-consuming. IdentifySensors is obligated to pay all such costs, but there can be no assurance that IdentifySensors will have the capital or funding available to bear such costs.

Litigation may be necessary to enforce the Company’s patents, if any, or trademarks, to protect its trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will be costly and will result in significant diversion of effort by technical and management personnel. An adverse determination in any of the litigation or interference proceedings to which the Company may become a party could subject the Company to significant liabilities to third parties, which ISFFE and IdentifySensors is obligated to pay. However, if the Company’s license is disputed by third parties, the Company may be required to cease using such technology, which would have a material adverse effect on the Company’s business, financial condition, results of operations, and future growth prospects.

We face intense competition in the marketplace which could lead to reduced net sales, net earnings, and cash flow.

We face intense competition from other diagnostic and testing product companies in the US. Most of our products are expected to compete with other consolidated and widely advertised, promoted, and merchandised brands within each product category. We also face competition from retailers, including club stores, grocery stores, drugstores, dollar stores, mass merchandisers, e-commerce retailers, and subscription services, which are increasingly offering “private label” or store brands that are typically sold at lower prices and may compete with our products as substitutive products. Increased purchases of “private label” products in an economic downturn could reduce net sales of our products, which would negatively impact our business.

Our retail products are expected to compete on the basis of product performance, brand recognition, and price. Advertising, promotion, merchandising and packaging also have significant impacts on consumer purchasing decisions. A newly introduced consumer product (whether improved or newly developed) usually encounters intense competition requiring substantial expenditures for advertising, sales promotion and trade merchandising. If a product gains consumer acceptance, it typically requires continued advertising, promotional support and product innovations to maintain its relative market position. If our advertising, marketing and promotional programs, including its use of digital media to reach consumers, are not effective or adequate, our net sales may be negatively impacted.

7

Most of our competitors are larger than us and have far greater financial resources. These competitors may be able to spend more aggressively on advertising and promotional activities, introduce competing products more quickly and respond more effectively to changing business and economic conditions than we can. In addition, our competitors may attempt to gain market share by offering similar products at prices at or below those offered by us. Competitive activity may require us to increase its spending on advertising and promotions and/or reduce prices, which could lead to reduced sales and net earnings.

Our products may not meet health and safety standards or could become contaminated.

We and our contractors will adopt various quality, environmental, health and safety standards. Even if our planned products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturing facilities, distributors, or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Although we will take measures to ensure that our planned products are safe for use, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences.

Although once we are able to sell our products we plan to maintain product liability insurance, it may not be sufficient to cover all product liability claims and such claims that may arise, could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, any planned product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

Volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services may negatively impact our net earnings and cash flow.

Volatility and increases in the costs of raw materials and chemicals, and increases in the cost of energy, transportation, labor and other necessary supplies may harm our results of operation. Increased transportation expenses may cause us to incur unanticipated expenses and impair our ability to distribute our products or receive our raw materials in a timely manner, which could disrupt our operations, strain our customer relations and adversely affect our operating profits. If commodity and or other costs increase in the future, such increases could exceed our estimates and if we are unable to increase the prices of our products or achieve cost savings to offset such cost increases, our results of operation will be harmed. In addition, even if we increase the prices of our products in response to increases in the cost of commodities or other cost increases, we may not be able to sustain our price increases. Sustained price increases may lead to declines in sales volume as competitors may not adjust our prices or customers may decide not to pay the higher prices, which could lead to sales declines and loss of market share. This could adversely affect our business, financial condition and results of operations.

Sales growth objectives may be difficult to achieve, we may not be able to successfully implement price increases, and market and category declines and changes to our product may adversely impact our financial condition and results of operations.

We will participate in mature markets that are subject to high levels of competition. Our ability to achieve sales growth depends on our ability to drive growth through innovation, expand into new products, categories and channels, invest in our brand and capture market share from competitors. In addition, as we enter the market, our competitors may or may not take competitive actions, which may prove difficult for us to achieve market penetration for our products. If we are unable to obtain market share for our product lines, develop product innovations, undertake sales, marketing and advertising initiatives that grow our product categories and/or develop, acquire or successfully launch new products or brands, we may not achieve our sales growth objectives. Even when we are successful in increasing market share within particular product categories, a decline in the markets for such product categories can have a negative impact on our financial condition and results of operation.

8

Dependence on key customers could adversely affect our business, financial condition and results of operations.

We anticipate that a limited number of customers will account for a large percentage of our net sales. As a result, changes in the strategies of our largest customers or a shift to competing products may harm our net sales or margins, and reduce our ability to offer new, innovative products to our consumers. Furthermore, any loss of a key customer or a significant reduction in net sales to a key customer could have a material adverse effect on our business, financial condition and results of operations.

In addition, our business is based primarily upon individual purchase orders, and we typically do not enter into long-term contracts with our customers. Accordingly, customers could reduce their purchasing levels or completely cease buying our products at any time and for any reason and we would be without any contractual recourse. If we do not effectively respond to the demands of our customers, they could decrease their purchases, causing our net sales and net earnings to decline.

Harm to our reputation or the reputation of one or more of our products could have an adverse effect on the business, financial condition and results of operations.

Gaining and maintaining a strong reputation with consumers, customers and trade partners is critical to the success of our business. We intend to devote significant time and resources to programs that are designed to grow, protect and preserve our reputation and the reputation of our products. Despite these efforts, negative publicity about our products, including product safety, quality, efficacy, environmental impacts (including packaging, energy and water use and waste management) and other sustainability or similar issues, whether real or perceived, could occur. In addition, our products could face withdrawal, recall, other quality issues or decreased demand. In addition, widespread use of social media and networking sites by consumers has greatly increased the accessibility and speed of dissemination of information. Negative publicity, posts or comments by consumers or competitors about us, our brand, our products, our marketing activities or our employees, whether accurate or inaccurate, or disclosure of non-public sensitive information about us, could be widely disseminated through the use of social media or network sites or through other media or in other formats. Such events, if they were to occur, could harm our image and adversely affect our business, financial condition and results of operations, as well as require resources to rebuild our reputation.

Government regulations could impose material costs.

Generally, the manufacture, processing, formulation, packaging, labeling, storage, distribution, advertising and sale of our products and the conduct of our business operations must comply with extensive federal and state laws and regulations. For example, in the US, our products are regulated by the Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”) and our product claims and advertising are regulated by the Federal Trade Commission (“FTC”), among other regulatory agencies. Most states have agencies that regulate in parallel to these federal agencies. We could be subject to future inquiries or investigations by governmental and other regulatory bodies. Any determination that our operations or activities are not in compliance with applicable law could expose us to future impairment charges or significant fines, penalties or other sanctions that may result in a reduction in net income or otherwise adversely impact our business and our reputation.

It is expected that federal and state governments will continue to introduce new and expanded legislation affecting our operations, which may require us to increase our resources, capabilities and expertise in such areas. For example, we are subject to regulations regarding the transportation, storage or use of certain chemicals to protect the environment, including as a result of evolving climate change standards, and regulations in other areas. Such regulation could negatively impact our ability to obtain raw materials or could increase our acquisition and compliance costs. Furthermore, additional legislation in the areas of healthcare reform, taxation, sustainability of packaging, including plastics, could also increase our costs. In addition, any future government shutdowns may result in delays in the acceptance, review and approval of products or claims by the EPA or other governmental agencies, or other required governmental approvals.

9

If we are found to be noncompliant with applicable laws and regulations in these or other areas, we could be subject to civil remedies, including fines, injunctions, product withdrawals or recalls or asset seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on our business. Loss of or failure to obtain necessary permits and registrations could delay or prevent us from meeting product demand, introducing new products, building new facilities or acquiring new businesses and could adversely affect our financial condition and results of operations.

Reliance on a limited base of suppliers may result in disruptions to our business.

We may rely on a limited number of suppliers for certain commodities and raw material inputs, including sole-source and single-source suppliers for certain of its raw materials, packaging, product components, finished products and other necessary supplies. New suppliers have to be qualified under our stringent standards and may also have to be qualified under governmental and industry standards, and any relevant standards of our customers, which may require additional investment and time. We could experience disruptions in production and other supply chain issues, which could result in out-of-stock conditions, and its results of operations and relationships with customers could be adversely affected if we are unable to qualify any needed new suppliers or maintain supplier arrangements and relationships, if we are unable to contract with suppliers at the quantity, quality and price levels needed for our business, if any of our key suppliers becomes insolvent or experiences financial distress, or if any environmental, economic or other outside factors impact our operations.

Environmental matters create potential liabilities that could adversely affect our financial condition and results of operations.

We must comply with various environmental laws and regulations in the jurisdictions in which we operate, including those relating to air emissions, water discharges, handling and disposal of solid and hazardous wastes, remediation of contamination associated with the use and disposal of hazardous substances and climate change. We anticipate incurring significant expenditures and other costs in complying with such environmental laws and regulations, and such expenditures reduce the cash flow available to us for other purposes. We may also become the subject to environmental liabilities in the future that could result in a material adverse effect on its financial condition and results of operations.

Increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.

As climate change, land use, water use, deforestation, recyclability or recoverability of packaging, including single-use and other plastic packaging, and other sustainability concerns become more prevalent, governmental and non-governmental organizations, customers, consumers and investors are increasingly focusing on these issues. In particular, changing consumer preferences may result in increased customer and consumer concerns and demands regarding packaging materials, including plastic packaging, and their environmental impact on sustainability, a growing demand for natural or organic products and ingredients, or increased consumer concerns or perceptions (whether accurate or inaccurate) regarding the effects of ingredients or substances present in certain consumer products. This increased focus on environmental issues and sustainability may result in new or increased regulations and customer demands that could cause us to incur additional costs or to make changes to our operations to comply with any such regulations and demands.

Concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate the effects of climate change on the environment. Increased costs of energy or compliance with emissions standards due to increased legal or regulatory requirements may cause disruptions in or increased costs associated with manufacturing our products. In addition, any failure to achieve our goals with respect to reducing our impact on the environment or perception (whether or not valid) of our failure to act responsibly with respect to the environment or to effectively respond to new, or changes in, legal or regulatory requirements concerning climate change or other sustainability concerns could adversely affect our business and reputation.

10

Our facilities and suppliers are subject to disruption by events beyond our control.

Operations at our facilities, our suppliers (including sole-source and single-source suppliers), service providers and customers are subject to disruption for a variety of reasons, including work stoppages, cyber-attacks and other disruptions in information technology systems, demonstrations, disease outbreaks or pandemics, acts of war, terrorism, fire, earthquakes, flooding or other natural disasters, disruptions in logistics, loss or impairment of key manufacturing sites, supplier capacity constraints, raw material and product quality or safety issues, industrial accidents or other occupational health and safety issues. If a major disruption at our facilities or at the facilities of our suppliers were to occur, it could result in injury to people, damages to the natural environment, temporary loss of access to critical data, unauthorized disclosure of sensitive or confidential information, delays in shipments of products to customers, disruptions in our supply chain or suspension of operations. Any such disruption could have a material adverse effect on our business, financial condition and results of operations.

If we are found to have infringed the intellectual property rights of others or cannot obtain necessary intellectual property rights from others, our competitiveness could be negatively impacted.

If we are found to have violated the trademark, trade secret, copyright, patent or other intellectual property rights of others, directly or indirectly, through the use of third-party marks, ideas or technologies, such a finding could result in the need to cease use of such trademark, trade secret, copyrighted work or patented invention in our business or products as well as the obligation to pay for past infringement. If holders are willing to permit us to continue to use such intellectual property rights, they could require a payment of a substantial amount for continued use of those rights. Either ceasing use or paying such amounts could cause us to become less competitive and could have a material adverse effect on our business, financial condition and results of operations.

Even if we are not found to infringe on a third party’s intellectual property rights, claims of infringement could adversely affect our business. We could incur material legal costs and related expenses to defend against such claims and we could incur significant costs associated with discontinuing to use, provide or manufacture certain products, services or trademarks even if we are ultimately found not to have infringed such rights.

Risks Related to the Company’s Governance and this Offering

There is no minimum offering amount, and the Maximum Offering Amount may not be raised.

The Offering does not have a minimum offering amount. All subscription payments received for shares of Common Stock will, upon acceptance of the associated subscription, be deposited into the Company’s bank account and thereafter be immediately available for use by the Company. The Company is seeking gross proceeds from the Offering of up to a maximum of$50,000,000. There can be no assurance that the maximum proceeds from the Offering will be raised. If the Maximum Offering Amount is not raised, then the Company may be required to obtain capital from other sources, including from debt or preferred stock offerings, diluting the ownership of investors in this Offering potentially giving other investors superior rights and preferences.

Investors in this Offering will not have any voting control over the Company’s business and affairs.

ISFFE owns more than 84% of the outstanding shares of voting Common Stock of the Company, all of which are voted by Dr. Gregory Hummer. Even if the Maximum Amount of the Offering is sold, investors would have approximately 20% of the voting shares outstanding. Thus, Dr. Hummer is expected to control a majority of the voting power for the foreseeable future and therefore controls the business and affairs of the Company.

The Company is subject to a number of conflicts of interests.

The Company has entered into contracts and agreements with Dr. Hummer or his affiliated entities which have not been negotiated on an arms’-length basis. These contracts include the License Agreement from ISFFE and the Sublease Agreement for the Company’s office space. The Company cannot guarantee that these contracts and arrangements are fair and reasonable to the Company.

11

Additionally, Dr. Hummer and certain of the Company’s officers and key consultants are not full time employees and have other jobs and commitments. Dr. Hummer is also the Manager of both IdentifySensors, LLC and Identify Sensors Fresh Food Enterprises, LLC. Thomas G. Sors, the Chief Executive Officer, and Ann Hawkins, the Chief Financial Officer, are both part time consultants. Such officers are not required to devote their full time and energy to the Company and have other employers to whom they owe a duty of care and loyalty. Lia A. Stanciu-Gregory is a full-time professor at Purdue University and is engaged as a key researcher through the Company’s Strategic Alliance Agreement with Purdue University. Ms. Stanciu-Gregory may therefore have conflicts of interest between her obligations to Purdue University and her research efforts for the Company.

There is no market for our stock and for the foreseeable future, it is unlikely one will develop.

Prior to this offering, there has been no public market for shares of our Common Stock. An active market may not develop following completion of this offering, or if developed, may not be maintained.

The price at which our Common Stock will trade after this offering could be extremely volatile and may fluctuate substantially due to the following factors, some of which are beyond our control:

•	variations in our operating results;

•	variations between our actual operating results and the expectations of securities analysts, investors and the financial community;

•	announcements of developments affecting our business, systems or expansion plans by us or others;

•	market volatility in general; and

•	the operating results of our competitors.

As a result of these and other factors, investors in our Common Stock may not be able to resell their shares at or above the initial offering price. Investors should view an investment in our stock as a long-term investment.

Our offering price is arbitrary and bears no relationship to our assets, earnings, or book value.

There is no current public trading market for our Common Stock and the price at which the Common Stock are being offered bears no relationship to conventional criteria such as book value or earnings per share. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

New shareholders will experience immediate dilution.

The net tangible book value of the Common Stock offered hereby will be substantially diluted below the offering price paid by investors. Therefore, new shareholders will experience immediate dilution.

An investment in the Common Stock is speculative and there can be no assurance of any return on any such investment.

An investment in our Common Stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

12

The Common Stock are offered on a “best-efforts” basis and we may not raise the maximum amount being offered.

Since we are offering the Common Stock on a “best-efforts” basis, there is no assurance that we will sell enough shares to meet our capital needs. If you purchase shares in this offering, you will do so without any assurance that we will raise enough money to satisfy the full use of proceeds to us that we have outlined in this Offering Circular or to meet our working capital needs.

If the Maximum Offering is not raised, it may increase the amount of long-term debt or the amount of additional equity it needs to raise.

There is no assurance that the maximum amount of Common Stock in this offering will be sold. If the Maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this offering.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our shares will depend on earnings, financial condition and other business and economic factors that management may consider relevant. If we do not pay dividends, our shares may be less valuable because a return on your investment will only occur if its stock price appreciates.

An investment in our Common Stock could result in a loss of your entire investment.

An investment in our Common Stock offered in this Offering involves a high degree of risk and you should not purchase the shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

Sales of our shares by insiders under Rule 144 or otherwise could reduce the price of our shares, if a trading market should develop.

Certain officers, directors and/or other insiders may hold our shares and may be able to sell their stock in a trading market if one should develop. The availability for sale of substantial amounts of stock by officers, directors and/or other insiders could reduce prevailing market prices for our securities in any trading market that may develop.

Should our securities become quoted on a public market, sales of a substantial number of shares of our type of stock may cause the price of our type of stock to decline

Should a market develop, and our shareholders sell substantial amounts of our shares in the public market, shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity-related securities at a time and price that we deem reasonable or appropriate.

Because we do not have an audit or compensation committee, shareholders will have to rely on our directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors or any audit or compensation committee. Our board of directors performs these functions as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

13

We have made assumptions in our projections and in forward-looking statements that may not be accurate.

The discussions and information in this offering circular may contain both historical and “forward-looking statements” which can be identified by the use of forward-looking terminology including the terms “believes,” “anticipates,” “continues,” “expects,” “intends,” “may,” “will,” “would,” “should,” or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this offering circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the offering circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of our business, please be advised that our actual financial condition, operating results, and business performance may differ materially from those we projected or estimated. We have attempted to identify, in context, certain of the factors we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving us or our employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of our operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this offering circular or in other reports issued by us or by third-party publishers.

We have significant discretion over the net proceeds of this Offering.

We have significant discretion over the net proceeds of this Offering. As is the case with any business, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability. Investors are urged to consult with their attorneys, accountants and personal investment advisors prior to making any decision to invest in our Common Stock.

You should be aware of the long-term nature of this investment.

There is not now, and likely will not be in the near future, a public market, for the Common Stock. Because the Common Stock have not been registered under the securities act or under the securities laws of any state or non-united states jurisdiction, the shares may have certain transfer restrictions. It is not currently contemplated that registration under the securities act or other securities laws will be affected. Limitations on the transfer of the Common Stock may also adversely affect the price that you might be able to obtain for the Common Stock in a private sale. You should be aware of the long-term nature of your investment. You will be required to represent that you are purchasing the securities for your own account, for investment purposes and not with a view to resale or distribution thereof.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

14

DILUTION

The term “dilution” refers to the reduction (as a percentage of the aggregate Common Stock outstanding) that occurs for any given share of stock when additional shares are issued. If all of the Shares in this offering are fully subscribed and sold, the Common Stock offered herein will constitute approximately 19.9% of the total Common Stock of stock of the Company outstanding on a fully diluted basis. The following chart shows the dilution that would occur if the Company sells 10%, 25%, 50% and the full amount of the offering. However, the Company expects to issue additional shares to certain employees, officers, and directors in exchange for services which will result in greater dilution to the shareholders. We also anticipate that subsequent to this offering we may require additional capital and such capital may take the form of Common Stock, preferred stock or securities or debt convertible into stock. Such future fund raising will further dilute your percentage ownership of the Common Stock sold herein.

	10% of	25% of	50% of	Maximum
	Offering	Offering	Offering	Offering

Assumed offering price per share	$4.00	$4.00	$4.00	$4.00

Net tangible book value per share as of June 30, 2020	$–	$–	$–	$–

Increase in net tangible book value per share attributable to new investors	$0.09	$0.21	$0.39	$0.70

Adjusted net tangible book value per share as of June 30, 2020, after giving effect to the offering	$0.09	$0.21	$0.39	$0.70

Dilution per share to new investors in the offering	$3.91	$3.79	$3.61	$3.30

	10%	25%	50%	100%
Number of Shares Sold	1,250,000	3,125,000	6,250,000	12,500,000
Offering Price	$4.00	$4.00	$4.00	$4.00
Gross Proceeds	$5,000,000	$12,500,000	$25,000,000	$50,000,000
Offering Expenses	$(600,000)	$(1,500,000)	$(3,000,000)	$(6,000,000)
Net Proceeds	$4,400,000	$11,000,000	$22,000,000	$44,000,000

Shares outstanding	51,277,781	53,152,781	56,277,781	62,527,781
Investors ownership percentage	2.44%	5.88%	11.11%	19.99%
New Net Tangible Value	$4,400,000	$11,000,000	$22,000,000	$44,000,000

15

PLAN OF DISTRIBUTION

The Common Stock are being offered in the United States pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings, by the management of the Company on a “best-efforts” basis directly to purchasers who satisfy the requirements set forth in Regulation A. The minimum investment by each purchaser in the offering is 125 Shares of Common Stock for $500. We have the option in our sole discretion to accept less than the minimum investment.

We are offering a Maximum Offering of up to 12,500,000 in Common Stock at a price of $4.00 per share, on a best-efforts basis, with no minimum offering, meaning that all funds received from the sale of Common Stock will be immediately available for use by the Company. The Company has engaged FundAthena, Inc. dba Manhattan Street Capital (“Manhattan Street Capital”) to act as an advisor and promotor. Manhattan Street, through its affiliated broker-dealer registered with the SEC and a member of FINRA, will perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by the Company in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the Company expects to hold closings on at least a monthly basis.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

No Minimum Offering Amount

The shares being offered will be issued in one or more closings. No minimum number of shares must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of 125 shares ($500). Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

The Online Platform

The company will pay FundAthena, Inc., DBA Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the Offering of the shares on its online platform.

Further, the Company has entered into an Engagement Agreement with MSC effective October 1, 2020 (the “Engagement Agreement”) which includes consulting services and technology services. The Company will pay MSC the following:

•	A project management retainer fee of $10,000 USD paid monthly in advance for a 9-month, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities will be sold in the Offering.

•	A listing fee of $5,000 USD per month while the offering is live for investment or reservations, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

16

•	A technology admin and service fee of $25.00 USD per investment in the offering, plus the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

•	AML fee of $5 per investor or $15 per Trust or Company

All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the Offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the SEC, the Company will accept tenders of funds to purchase whole shares. No fractional shares will be sold. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the Offering is open for investment. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the Company accepts funds transferred from the Escrow Agent is defined as a “Closing.” The Company has engaged ___________, as the escrow agent for this Offering (the “Escrow Agent”). The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to the Company at each Closing. The escrow agreement can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part. The Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Stock in this Offering, you should complete the following steps:

1.	Go to www.manhattanstreetcapital.com/IdentifySensorsBiologicsCorp.
2.	Click on the "Invest Now" button;
3.	Complete the online investment form;
4.	Deliver funds directly by check, wire, debit card, credit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;
5.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;
6.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Common Stock for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Common Stock, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Common Stock. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. Transferees of the Common Stock will be required to meet the above suitability standards.

17

In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the Common Stock. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

The Common Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Common Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the investor, without interest or deductions.

Escrow Agent Fees

The Company has agreed to pay the Escrow Agent:

•	$350 Escrow account setup fee
•	$30 per month escrow account fee for so long as the Offering is being conducted
•	$600 Technology Platform setup fee
•	$300 per month Technology Platform license fee
•	Transaction fee of $15.00 per investor
•	ACH processing fee of $2.00 per transaction
•	Wire processing fee of $15.00 per transaction (domestic)
•	Check processing of $5.00 per transaction
•	Cash management fee of 0.5% of funds processed (up to a maximum of $8,000)

Transfer Agent

The company has also engaged Colonial Stock Transfer, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. The Company estimates the aggregate fee due to for the above services to be approximately $5,000 annually.

18

USE OF PROCEEDS

The Use of Proceeds is an estimate based on our current business plan. We may find it necessary or advisable to reallocate portions of the net proceeds reserved for one category to another, or to add additional categories, and we will have broad discretion in doing so.

The maximum gross proceeds from the sale of the Common Stock in this Offering are $50,000,000.00. The net proceeds from the offering, assuming it is fully subscribed, are expected to be approximately $44,000,000 after the payment of the fixed offering costs, but before variable costs of marketing, Manhattan Street Capital fees and other compliance fees that may be incurred. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the Company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the Company intends to use a substantial portion of the net proceeds for research and development activities, marketing and sales activities, salaries and wages, the establishment of distribution channels and working capital. However, potential investors should note that this chart contains only the best estimates of the Company’s management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the Company at different times in the future, and the discretion of the Company’s management at all times.

The officers and directors of the Company will be paid salaries or consulting fees and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The Company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Company and the discretion of the Company’s management. The Company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

This Use of Proceeds accounts for the sales of 10%, 25%, 50% and 100% of the Maximum Offering.

	10%	25%	50%	100%
Gross Proceeds	$5,000,000	$12,500,000	$25,000,000	$50,000,000
Estimated Offering Expenses	$600,000	$1,500,000	$3,000,000	$6,000,000

Net Proceeds	4,400,000	11,000,000	22,000,000	44,000,000

Product Development	$2,200,000	$5,500,000	$11,000,000	$22,000,000
Operational Costs	$880,000	$2,200,000	$4,400,000	$8,800,000
Marketing and Sales	$440,000	$1,100,000	$2,200,000	$4,400,000
New Hires	$660,000	$1,650,000	$3,300,000	$6,600,000
Working Capital	$220,00	$550,000	$1,100,000	$2,200,000

Total Use of Proceeds	$5,000,000	$12,500,000	$25,000,000	$50,000,000

Offering Expenses

We expect total expenses from this Offering to amount to approximately twelve percent (12%) of the gross proceeds of the Offering. Such offering expenses include fixed offering expenses of legal counsel, audit fees to the independent auditor, and blue sky fees and costs. We will also incur variable fees for compliance costs, credit and debit card processing fees (estimated to be approximately 1.25%), transfer agent fees and costs, marketing and sales costs, and the fees payable to Manhattan Street Capital, all of which depend upon the amount raised and the number of investors in this Offering.

Business Purpose and Working Capital

The remainder of the proceeds for this Offering will be employed to pursue our business purpose, including investing in the development of our products, engaging a sales team, marketing and advertising expenses and the development of distributions channels for our products. Part of the proceeds from this Offering will be used to cover the Company’s working capital needs.

19

DETERMINATION OF OFFERING PRICE

This Offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the common stock offered under this Offering. Our Offering Price is arbitrary with no relation to the value of the Company. The Company has engaged Manhattan Street Capital, a broker-dealer registered with the SEC and a member of FINRA, to perform administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services.

DESCRIPTION OF BUSINESS

Summary

The COVID-19 pandemic has emerged as possibly one of the most costly humanitarian challenges in modern history, with hundreds of thousands of American lives lost and direct costs to U.S. taxpayers already totaling $4.0 trillion, which is more than the cost of the Afghanistan war.1 A vaccine is expected to help address the pandemic challenges, but certainly not eliminate them, making testing a high priority for the foreseeable future.2

Testing in the U.S., by many measures, seems to have been inadequate since the beginning of the pandemic.3 The U.S. has shown signs of struggling to use testing as a tool for disease control, specifically identifying the infected and separating them from healthy individuals.4

Our goal is to provide a test that is as accurate as RT-PCR tests; is as fast as rapid antigen tests; can be used at home or at the “point-of-care” and is dramatically less expensive than other molecular tests currently on the market.

The inadequacies of testing in the U.S. seems to be due in-part to an over-reliance on laboratory-based reverse transcription polymerase chain reaction (RT-PCR) tests. While RT-PCR is considered to be the most accurate diagnostic method available today, the tests have demonstrated to be far too resource intensive ranging from a high cost per test to the lengthy amount of time it takes to return results.5, 6

A stop-gap that addresses the testing inadequacies includes rapid antigen testing. Antigen tests are known to be fast and cheap, however can be less accurate than molecular tests.7 Antigen tests also have demonstrated difficulty in identifying infected individuals with low viral loads.8 While low viral loads typically means a person is less likely to infect others, a viral load threshold indicative contagiousness has yet to be established for COVID-19. 9 With accuracy emerging as a challenge for antigen tests, particularly with diagnosing individuals with low viral loads, antigen testing should be conducted repeatedly and positive results confirmed by RT-PCR or other molecular tests.10

We intend to fill the gap in testing capability by developing an affordable molecular test that can be conducted frequently and returns results within minutes. We intend the test to detect the specific genes of SARS-CoV-2 and overcome many of the limitations of existing molecular tests without sacrificing accuracy.

Our approach avoids the limiting element of other molecular tests such as enzymatic reactions (reverse transcriptase), amplification, sample preservation or sample transportation, which can introduce artifacts and raises the risk of “false positives”.11, 12, 13

We believe that the current testing technology and infrastructure is significantly challenged by the COVID-19 pandemic and has demonstrated to be uncapable of bringing the virus under control. We believe that there is an urgent need for a testing technology platform that significantly reduces the price per test and turnaround time for results and has accuracy comparable to the “gold standard” RT-PCR test. This is what we think is needed in order for people to more safely, return to work, return to school and return to their normal daily lives.

Table 1 presents critical elements of RT-PCR molecular tests and how our electrochemical test can compare. We intend our test to be more rapid, scalable, cost-effective, digital and presents fewer production and operational challenges by not relying on enzymes or reagents that have supply availability and quality issues. We also intend to have a simple sample collection and testing method that does not require sample preservation and returns results in minutes.

__________

1 https://wapo.st/3dpHxbB

2 https://n.pr/3nTmOS4

3 https://bit.ly/31DaVXm

4 https://gatesnot.es/3lRHA2Z

5 https://bit.ly/31ll6PQ

6 https://n.pr/3jeGSuS

7 https://bit.ly/2STtb9I

8 https://go.nature.com/2FH5Rcn

9 https://go.nature.com/355a9Dj

10 https://bit.ly/3lNfEx2

11 https://n.pr/31Wc7Fr

12 https://bit.ly/3bsMUpw

13 https://bit.ly/2ELKIgX

20

Using our rapid diagnostic platforms, we intend to focus on helping businesses provide a safer workplace and avoid operational disruptions from infectious disease outbreaks like COVID-19, influenza or other pathogens harmful to humans. We also intend to help schools reopen safely by offering a testing option that can be done frequently and cost effectively. We intend for our products to empower individuals and families with affordable solutions to test themselves often, providing the ability to interact safely with others and to help the public sector increase public testing capacity and maximize throughput by generating timely results and automatically reporting the results to the proper state and federal health agencies.

Table 1: Comparison of Critical Test Elements Between RT-PCR Tests and IdentifySensors Biologics’ Rapid Electrochemical Test

Critical Test Element	RT-PCR Molecular Tests	IdentifySensors Biologics Electrochemical Test
Sample Collection	Nasal or Throat Swab	Saliva
Sample Preservation/Transportation	Yes	No
Selectivity/Sensitivity	EUA	Pre-EUA
Use of Enzymes & Reagents	Yes	No
Speed	Days (Often)	Minutes (Always)
Scalability	Low (Laboratory-Based)	High (Point-of-Care)
Cost-Effectiveness	Low (actual $150/test)	High (estimated $22/test)
Test Output	Manual/Written (Often)	Automatic/Digital (Always)
Test Reporting	Manual/Transcribed (Often)	Automatic/Cloud (Always)

Source: Food and Drug Administration, https://bit.ly/2FBBwLQ; Kaiser Family Foundation, https://bit.ly/2ZQ3db0; Center for Disease Control, https://bit.ly/3ctjDeJ; Wikipedia, https://bit.ly/367dnZ4.

Product Pricing, Intended Target Markets & Patents

We intend to deliver several testing platforms that align to our intended target markets: 1) essential businesses, testing clinics and other healthcare facilities, 2) individuals and families and 3) public sector agencies responsible for providing highly available and free COVID-19 testing.

1.	COVID CLINIC platform intends to serve businesses operating in critical industries such Education, Healthcare, Retail, Transportation & Trade, Leisure & Hospitality and Agriculture among other industries. The simplicity of our platform could allow the test to be administered at a nurse’s station using a saliva test sample, with the results being transmitted to a secure private cloud within minutes where the results are stored and managed. The system could also automatically perform the standard reporting to state health laboratories and the CDC, enabling real-time tracking, tracing and more efficient management of pandemic resources.

2.	COVID HOME platform intends to be available for purchase by the public from retailers. The test is meant to be affordable, rapid and simple so that individuals and their families can monitor infections on a regular basis. The platform device intends to be able to be operated by untrained individuals at home or in non-clinical settings using saliva samples, with results being transmitted wirelessly within minutes to a software app. on a personal smart device. Standard routine reporting for infectious disease can be performed automatically via the cloud.

3.	COVID POINT-OF-CARE platform intends to serve public sector entities responsible for administering high volumes of public COVID-19 testing. The platform intends be operated by trained professionals in non-clinical settings such as airports, ports of entry, train stations, parking lots or other public testing locations, with results transmitted by Wide Area Network (WAN) to Cloud for rapid processing, tracking, tracing and pandemic resource management. Standard routine reporting for infectious disease can be performed automatically via the cloud.

21

Table 2: Estimated MSRP Pricing for Each IdentifySensors Biologics Diagnostic Platform

Estimated MSRP	COVID CLINIC	COVID HOME	COVID POINT-OF-CARE
Durable Components	$5,501	$130	$20,264
Disposable Components	$21	$21	$21
Estimated Price per Test	$22	$22	$22

Note: 1) Durable components could consist of a reader and a measurement unit. The reader intends to transmit test measurement data to the Cloud where it can be interpreted further to generate a test result. The measurement unit can measure resonance frequency data from the biosensor. Disposable components can consist of a saliva sample collection cup and a sensor cartridge. The sensor cartridge can contain the biosensor that can connect with the measurement unit. 2) The estimated price per test is calculated using an estimated minimum number of durable components as the cost of the durable components is amortized over many tests using disposable components. For example, the estimated price per test for COVID CLINIC assumes the use of about 15,500 durable units in a year. The estimated price per test for COVID HOME assumes the use of about 3.7 million durable units in a year. The estimated price per test for COVID POINT-OF-CARE assumes the use of about 1,500 durable units in a year. 4) Estimated MSRP is subject to change.

We have licensed intellectual property that intends to help create a competitive advantage in detecting pathogens in humans, animals and agriculture. The licensed intellectual property portfolio consists of at least two issued utility patents and three pending patents. We also have the right to use of these two granted patents and three pending patents as well as future patents through perpetual licenses with its parent company IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC.

The active patents listed below can allow us to have monitoring devices in remote places, including a variety of public spaces such as airplanes, airports and other mass transit installations, stadiums, arenas, and/or any public or private space in general. The monitoring devices can have specific applications in air flow or air duct systems; in collar of law enforcement canine; in a customs and border patrol checkpoint; in an aircraft or in a hand-held wand for scanning and sampling humans, animals or plants.

Other pending patents cover applications for detecting viruses and bacteria in buildings; sensors for detecting viruses and other pathogens in people, like the COVID-19 testing a salvia sample; sensors that transmit data to personal communication devices or smartphones for detection of pathogens in food in the field and detection of pathogens like Staph bacteria on hospital surfaces and in-patient wounds. This platform intends to enable the detection of many more pathogens as we intend to develop electrodes for other pathogens.

Table 3: Active and Patent Pending Portfolio

Patent Number	Patent Status/Expiration	Description
9,922,525	active through (8/12/2036)	A chemical monitoring device disposed in a protective case for a smartphone.
10,395,503	active through (8/12/2036)	A chemical monitoring device with a housing and a power source that includes an antenna configured to receive energy wirelessly.
16,513,753	pending	A chemical monitoring device that has at least one of the detector components, communication circuitry or power source printed.
16,926,701	pending	A method of detecting biological pathogens using a monitoring system configured to communicate with a personal communication device.
16,926,702	pending	A method of producing sensors, functionalizing sensors, collecting test samples and generating results through a smartphone application.

Testing Capacity in the U.S. is Less Than it Should Be

Experts, including epidemiologists and virologists, have said that testing capacity in the U.S. is far less than it should be.14 While consensus on a specific number of daily tests may be difficult to establish, the Harvard Global Health Institute has suggested that the U.S. should build capacity to test around 4 million Americans every day in order to begin suppressing the virus.15

_______

14 https://53eig.ht/2Z80Xf5

15 https://bit.ly/31WGr32

22

Using the benchmark of 4 million tests per day and assuming an average test price of $150 for the current RT-PCR test, the estimated total addressable market could be as much as $600 million per day or $219 billion per year.

For the same amount of $600 million per day, an estimated seven times as many people or 27.3 million people could be tested every day using our platforms. The cost to test all people in the U.S. every single day using our platform devices is estimated to be about $2.6 trillion, which is a bit more than half the $4 trillion the U.S. has already spent on responding to the coronavirus pandemic.16

Other experts estimate required testing capacity to be far greater than Harvard’s estimate of 4 million tests per day. Paul Romer, a Nobel Prize-winning economist at NYU has suggested that as many as 25 million tests might be needed every day.17 Romer’s estimate is 7.5 times greater than the one put forth by the Harvard Global Health Institute. Romer’s high testing benchmark has been criticized as insufficient for the task of identifying enough of the asymptomatic spreaders to keep the pandemic in check.18 Accomplishing this may require testing every American once a week, which equates to twice the capacity that Romer estimates or 50 million tests per day.19

Achieving elevated levels of testing is difficult, but we believe eventually possible. To do so, we believe the U.S. cannot rely on laboratory-based RT-PCR alone.20 RT-PCR have demonstrated to be far too resource intensive ranging from cost per test to the lengthy amount of time it takes to return results. Laboratory-based testing seems to have too many moving parts to be an effective tool for managing the spread of COVID-19 in large populations.

Table 4: Estimated COVID-19 Testing Capacity in the U.S.

Model Source	Daily Equivalent	Weekly Equivalent	Weekly Equivalent as Share of U.S. Population
Harvard SIER	1 – 10 million	7 – 70 million	2.1% - 21.3%
Harvard Equilibrium	4 million	28 million	8.5%
Harvard Taiwan/SK	3 million	21 million	6.4%
Gottlieb (former head of FDA)	430,000	3 million	.9%
Paul Romer	25 million	175 million	50%

Source: Kaiser Family Foundation, “What Testing Capacity Do We Need?”, https://bit.ly/33vmeAJ

Overview of the Diagnostics & Medical Laboratories Industry

The total addressable market for laboratory-based molecular tests depends on how many tests are conducted each day. In the U.S. alone, there were 703,719 tests conducted on September 1, 2020 of which the majority were RT-PCR tests.21 Assuming an average price per test of $150, the estimated total addressable market for laboratory-based RT-PCR tests could be $105.6 million per day or $38.5 billion per year.22

We believe that testing demand is in-part a function of price per test, accuracy of the test and timeliness of delivering test results.

Diagnostics & Medical Laboratories’ Role in COVID-19 Testing

The two largest providers of molecular tests, Quest Diagnostic and Laboratory Corporation of America Holdings dominate the Diagnostics and Medical Laboratory Industry controlling about 32 percent of the market.23 Quest labs processed 9.2 million COVID-19 active infection tests and 2.8 million antibody tests from March 9 through July 27.24 The other dominate player, Lab Corp. processed more than 4 million molecular or active infection tests and about 1.4 million antibody tests as of June 19, 2020.25

__________

16 https://wapo.st/3dpHxbB

17 https://bit.ly/2ZHSfEJ

18 https://bit.ly/33vJ3UX

19 https://bit.ly/2ZHSfEJ

20 https://on.ft.com/2IDNXs6

21 https://bit.ly/2DsiN4X

22 https://bit.ly/3bwcN7J

23 https://bit.ly/3bktBi9

24 https://bit.ly/3gZ9LtT

25 https://bit.ly/32WEWRE

23

Prior to the pandemic, the Diagnostics & Medical Laboratories industry generated $52.3 billion in annual revenue and $3.7 billion in annual profit, according to IBIS World Reports (IBIS).26 More than 60 percent of the revenue comes from pathology services, which is the branch of medicine that deals with examination of biological samples for forensic or diagnostic purposes.27

Centralized lab-based pathology services, however, face significant challenges in the COVID era. For example, when testing for COVID-19 along with other pathogens, on-site and rapid delivery of results can become the primary factor in determining whether a test is valuable. The growing need for test results that are not only accurate but timely, can place the entire business model of centralized lab-based pathology services at risk for disruption by point-of-care devices. This disruptive trend was well underway prior to the pandemic and the health crisis has demonstrated to rapidly accelerate the market transition.

Types of COVID-19 Testing and Their Limitations

There are two different types of COVID-19 tests that are currently used to diagnose individuals –the typical nasal swab or saliva-based diagnostic tests and blood-based antibody tests. Diagnostic tests are designed to detect the virus itself because they rely on detecting the viral genetic material or viral protein coat directly. An antibody test is designed to reveal whether an individual has been previously infected because there are immune system signatures in the blood that can be detected after an infection has occurred.

There are two types of diagnostic tests – molecular tests and antigen tests. Molecular tests, like the one that we intend to develop, are designed to detect the genetic material of SARS-CoV-2, the virus that causes COVID-19. Antigen tests look for the viral protein coat that houses the genetic material of the virus. Because several coronaviruses share similar protein coats, the antigen test is not entirely specific for SARS-CoV-2. The specificity of the molecular test allows it to be used to distinguish between the different types of coronaviruses that exist. However, the reported rate of false negatives for antigen tests is as high as 50 percent, which is why antigen tests are not favored by the FDA as the single test for active infection.28, 29 The recent experience of Ohio Governor Mike DeWine, who recently reportedly had a false-positive result from an antigen test is one example of test’s inaccuracy.30 Antigen tests also have a history of delivering false positives as in the case with Alabama’s head football coach Nick Saban.31 Another example includes dozens of people who took a rapid SARS-CoV-2 test developed by biotech company Quidel at a Manchester, Vermont, clinic in July were told they had COVID-19. Subsequent RT-PCR tests run by the state’s Department of Health found that only 4 out of those 65 were actually positive.32

We believe that molecular testing as the only truly reliable way to prove an active COVID-19 infection, according to the FDA.33 However, molecular assay testing typically involves the amplification and detection of nucleic acids associated with the pathogen, such as RNA. These methods often require expensive and complex laboratory equipment; materials such as reagents that have demonstrated to become in short supply and highly trained personnel that collect and process a test sample.

__________

26 https://bit.ly/3bktBi9

27 https://bit.ly/3bktBi9

28 https://bit.ly/31FQc5c

29 https://bit.ly/31GGT5a

30 https://n.pr/2QFqMP3

31 https://bit.ly/3jbzOPx

32 https://bit.ly/350nHQk

33 https://bit.ly/31ll6PQ

24

Table 5: Molecular Testing is the Only Way to Definitively Diagnose an Active COVID-19 Infection

25

The Gold Standard Laboratory-Based Molecular PCR Test

The most well-established laboratory-based molecular-assay test can be considered the Polymerase Chain Reaction (PCR) test. A version of the PRC test called reverse transcription PCR, or RT-PCR, allows the use of RNA as a template instead of DNA. Detecting SARS-CoV-2 requires RNA not DNA.

The additional step allows the detection and amplification of RNA. The RNA is reverse transcribed into complementary DNA (cDNA), using reverse transcripta. The quality and purity of the RNA template is essential for the success of RT-PCR. The first step of RT-PCR is the synthesis of a DNA/RNA hybrid. Reverse transcriptase also has an RNase H function, which degrades the RNA portion of the hybrid. The single stranded DNA molecule is then completed by the DNA-dependent DNA polymerase activity of the reverse transcriptase into cDNA. The efficiency of the first-strand reaction can affect the amplification process. From here on, the standard PCR procedure is used to amplify the cDNA.34

The RT-PCR test has anchored the American response to the pandemic thus far. In CDC guidelines written by a council of state epidemiologists, a positive RT-PCR result is the only way to confirm a case of COVID-19.35 The FDA, which regulates all COVID-19 tests used in the U.S., judges every other type of test against RT-PCR. Of the more than 62 million COVID-19 tests conducted in the U.S. since March, the overwhelming majority have been RT-PCR.36

However, a small but growing body of clinical evidence—and a sky-scraping stack of real-world accounts—seems to have revealed glaring issues with RT-PCR tests. From a public-health perspective, the most important questions that a test can answer includes: Is this person infected and contagious now? And If he’s not contagious, might he be soon? But these are questions that even a positive RT-PCR result can't seem to address. And especially as they are currently being conducted in the U.S., RT-PCR tests have demonstrated an inability to tell us in a timely manner what we need to know to stop the virus.37

Imagine that, at this instant, you are exposed to and infected with the coronavirus. You now have COVID-19—it is day zero—but it is impossible for you or anyone else to know it. In the following days, the virus silently propagates in your body, hijacking your cells and making millions of copies of itself. Around day three of your infection, there might be enough of the virus in your nasal passages and saliva that a sample of either would test positive via RT-PCR but could test negative via antigen test. Soon, your respiratory system becomes so crowded with the virus that you become contagious, spraying the virus into the air whenever you talk or yell. But you won’t think yourself sick until around day five, when you start to develop symptoms, such as a fever, dry cough, or lost sense of smell. For the next few days, you could be at your most infectious.

And here is the first problem with RT-PCR. To cut off a chain of transmission, public-health workers must move faster than the virus. If they can test you early—around day three of your infection, for instance—and get a result back within 24 hours or less, they may be able to isolate you before you infect too many people.

This simply does not seem to happen with the current state of testing and the CDC has even admitted so. The U.S. agency responsible for protecting public health and the safety through the control and prevention of the disease, admitted that the country failed to track the spread of the deadly coronavirus and that its $16.5 million COVID tracking project dubbed Sara Alert essentially failed because there were far too many COVID cases in the U.S. to track.38

It is unclear whether laboratories can even consistently deliver results from RT-PCR tests within 24 hours. Brett Giroir, the federal coronavirus-testing czar, admitted to Congress in July that a three-day turnaround time is “not a benchmark we can achieve today.”39 As an outbreak raged in Arizona this summer, some RT-PCR results took 14 days or more to come back. That’s worse than useless — “I would not call that a test,” Simon Johnson, the former chief economist of the International Monetary Fund, said—because most bouts of COVID-19 last 14 days or fewer.40 “The majority of all U.S. tests are completely garbage, wasted,” Bill Gates, who has helped fund COVID-19 testing, recently said.41

After your symptoms start around day five, you might remain symptomatic for several days to several months. But some recent studies suggest that by day 14 or so—nine days after your symptoms began—you are no longer infectious, even if you are still symptomatic.42 By then, there is no longer live virus in your upper respiratory system. But because millions of dead virus particles line your mouth and nasal cavity, and because they contain strands of intact RNA, and because the RT-PCR technique is extremely sensitive, you could still test positive on a RT-PCR test.

__________

34 https://bit.ly/2RXRljd

35 https://bit.ly/2QynCMU

36 https://bit.ly/31DaVXm

37 https://bit.ly/31DaVXm

38 https://bit.ly/3iXqkrX

39 https://bit.ly/31DaVXm

40 https://bit.ly/31DaVXm

41 https://cnn.it/2Db7VIx

42 https://bit.ly/31DaVXm

26

And here is RT-PCR’s seemingly second problem: By this point in your illness, a positive RT-PCR test does not mean what you might expect. It does not mean that you are infectious, nor does it necessarily mean that there is live SARS-CoV-2 virus in your body. Therefore, perhaps it does not make sense to trace any contacts you’ve had in the past five days, because you did not infect them. Nor does it seem to make sense for you to stay home from work. But our country’s public-health testing infrastructure cannot easily distinguish between a day-two positive and a day-35 positive.43

The final issue with RT-PCR tests is simple: There does not seem to be enough of them. The U.S., as of August, runs more than 700,000 COVID-19 tests a day. On its own terms, this is a stupendous leap, an 800-fold increase since early March.44 But we might be maxing out the world’s RT-PCR capacity; supply chains have shown signs of straining and snapping. For months, it seems as though it has been difficult for labs to get the expensive chemical reagents that allow for RNA duplication. Earlier this summer, there was a global run on the tips of pipettes—the disposable plastic basters used to move liquid between vials. Sometimes the bottleneck is RT-PCR machines themselves: As infections surged in Arizona last month, and people lined up to be tested, the number of tests seemed to far exceeded the machines’ capacity to run them.45

Figure 1 presents the five main activities in the process for delivering centralized laboratory-based molecular RT-PCR tests: sample collection, logistics, test execution, data management and testing-capacity management. All activities appear to be executed harmoniously to maximize supply in a complex testing ecosystem, and bottlenecks could occur at each point, prompting delays and inaccurate results.

Figure 1: Value Chain for Centralized Laboratory-Based Molecular-Assay Testing

__________

43 https://bit.ly/31DaVXm

44 https://bit.ly/31DaVXm

45 https://bit.ly/31DaVXm

27

Sample Collection

Sample collection is required for all diagnostic testing and how the sample is collected impacts not only the accuracy of the test, but also overall cost-effectiveness and even the risk of virus transmission.

For example, most molecular-assay tests could require about 20 different reagents, consumables and other pieces of equipment.46 The tests could also require a trained medical professional to invasively swab patient’s throat or nasal cavity. However, sample collection supplies including swabs, sample transport mediums and personal protective equipment (PPE) have proven to be in short supply in the past and in some cases could still remain.47

Although progress has been made on addressing supply shortages, the centralized method of sample collection presents risks not only for preserving the test sample, which is critical for test accuracy, but also the sample collection method exposes medical professionals to virus transmission risk, particularly when adequate PPE is not available.48

As a result, health authorities have moved aggressively to approve alternative transport mediums (such as saline) and different types of sample collection methods such as saliva and lower-respiratory-tract samples.49 Studies indicate that the test results from such alternative sample collection methods could be as accurate as those take from swabs.50

Approval of new sample-collection methods have not only opened the door to “at-home” sample collection, but also “at-home” testing. Dr. Stephen Hahn, the Commissioner of the FDA said, “these types of at-home tests will be a game-changer in our fight against COVID-19 and will be crucial as the nation looks to reopening.”51

Lab tests to detect the coronavirus are accurate, but they're often restricted to people who have COVID-19 symptoms. It often takes days to get results – by which point the person may have already infected others.52

Other tests can be fast, but they're so expensive they're unlikely to be used regularly. A clinic in Massachusetts, for example, charges $160 per rapid test and it's not covered by insurance.53

With COVID-19, people are most contagious in the few days before they develop symptoms, which is the primary reason why frequent testing is necessary to control virus spread.54

Logistics

Logistics companies play a crucial role at two points in the centralized lab-based testing supply chain: the shipment of components from sources around the world to testing laboratories and the transportation of test samples from collection points to laboratories. Neither issue has proven to be a significant constraint in the U.S. and other developed countries, but certainly is problematic for countries with less developed infrastructure. However, the role of logistics certainly adds cost and complexity that would not otherwise exist under a decentralized testing approach.55

COVID-19 Test Execution

Two main challenges, among others, have helped to limited testing capacity: a shortage of laboratory equipment and trained personnel needed to run tests and a shortage of the necessary supplies, primarily reagents, which are manufactured mostly in China.56

Building and installing new equipment can be costly and takes time – between 20 and 30 days for an order of high-throughput equipment to be delivered, for instance, and at least three to five days for it to be installed, calibrated and validated for diagnostic testing.57 Newly installed equipment also requires more trained personnel to operate it.

__________

46 https://mck.co/32nIvjs

47 https://bit.ly/2T8HB6b

48 https://bit.ly/349VOWJ

49 https://bit.ly/2EsqVTg

50 https://bit.ly/3bccz5n

51 https://bit.ly/3hKfVPD

52 https://bit.ly/3hKfVPD

53 https://bit.ly/3hKfVPD

54 https://bit.ly/3hKfVPD

55 https://mck.co/2GylXpn

56 https://mck.co/2GylXpn

57 https://bit.ly/3jp8Ft1

28

Executing a test can require some 20 different reagents, consumables, and other pieces of equipment. Of those materials, major shortages have been reported in RNA-extraction kits and certain reagents, including enzymes and primers.58 Figure 3 estimates the global manufacturing capacity for molecular-assay tests to be between 37 million and 38 million tests a week, given availability of the various test components, with RNA-extraction kits being the bottleneck to higher capacity, according to McKinsey research published July 15, 2020.59 That compares with fewer than 10 million tests a week being conducted around the world, according to McKinsey.60

Two potential explanations for the gap are as follows: first, a significant quantity of the reagents being manufactured run on open systems that can include a wider range of test methods and can adapt to various reagent packaging. These types reagents cannot be used with most of the high-throughput machines used in developed countries that have enclosed reagent cartridges.61 Second, Figure 3 shows that most of the available manufacturing capacity is based in China, potentially making access more difficult due to validation and export considerations.62

Testing Capacity Management

In some countries, matching supply with demand could be a bottleneck, leaving available laboratory testing capacity underutilized. Laboratories in various locations around the U.S., for example, have reported unused capacity to conduct more tests, even as patients and healthcare workers report difficulty in securing tests.63 A similar situation has arisen in the United Kingdom, where the number of completed tests has often lagged reported capacity.64 The same could be true of supplies of reagents, test kits, and other consumables. In April 2020, Brazil reported that seven laoratories cleared by health regulators were unable to process tests because they did not have the reagents, even though they were available on the market.65] Lack of coordination, experienced in locations around the world, has often led to unnecessary competition for supplies among regions and even among hospitals within a single region.66

Figure 2: RNA Extraction Kits are one of the Bottlenecks to Higher Global Manufacturing Capacity for Molecular-Assay Tests

__________

58 https://on.wsj.com/2Qz1l1A

59 https://mck.co/2GylXpn

60 https://mck.co/2GylXpn

61 https://mck.co/2GylXpn

62 https://mck.co/2GylXpn

63 https://bit.ly/3gOyeSI

64 https://bit.ly/3lzANva

65 https://bit.ly/3hJKd4X

66 https://n.pr/3gBjvdC

29

Transitioning to Point-of-Care Diagnostic Devices

While the COVID-19 pandemic is the most immediate health crisis, others could be looming, and new testing techniques and technologies are desperately needed to help facilitate rapid, at-home diagnostic devices that could effectively perform early diagnoses of various pathogens and diseases before they cause a problem for the afflicted individual, their daily contacts and their surrounding community.

We believe that the market transition to point-of-care from lab-based testing is being driven in-part by innovative technologies that provide better and earlier disease diagnosis, accompanied by new treatments and therapeutics. Earlier diagnosis and targeted treatments could help to improve health outcomes.

Other factors are also impacting the market shift, including population aging, preventive medicine, insurance coverage of testing services and increasing healthcare expenditure.

Preventive Medicine

Most physicians use laboratory testing to identify and diagnose diseases or assess a person’s general health at a point in time.” IBIS World Reports

Medical professionals are increasingly practicing preventative medicine, where testing bodily fluids is a primary tool. Many medical problems are reflected in patient’s bodily fluid before any noticeable symptoms. The rising cost of healthcare in the U.S. has encouraged the use of preventive care, including laboratory testing, to decrease patient's need for costly procedures further down the road.67

Cost of Services, Reimbursements and Health Expenditure

“The availability and level of reimbursement from third-party payers, such as Medicare, Medicaid and managed care, can reduce out-of-pocket costs and, hence, can bolster demand.” IBIS World Reports

For laboratory-based testing, the patient is estimated to pay about 10 percent of costs, according to IBIS World.68 While the cost sharing is designed to reduce overuse of laboratory-based testing health services by making patients more aware of service costs, the reimbursement levels by private and public insurers also signal the high value of such services.

Under the centralized laboratory-based testing model, the patient does not initiate the use of laboratory testing, though; rather, physicians refer patients to laboratories. Since physicians or other healthcare providers request laboratory tests to aid with the diagnoses or monitoring of a patient's medical condition, demand is more sensitive to the number of physician visits than to the cost of industry services. This sensitivity to demand would not be a constraint under a decentralized testing model that uses point-of-care diagnostics.69

An Affordable Rapid Molecular Test that Can Be Conducted Frequently is Needed

Molecular assays are the only tests accurate enough to diagnose a COVID-19 case, according the FDA.70 However, the tests are too expensive to conduct often, and they don’t return results immediately.71 Other diagnostics, including antigen tests are not specific to the genes of SARS-CoV-2. The three assays that have received emergency use authorization from the FDA function in a similar way by detecting the nucleocapsid protein (N protein) of SARS-CoV-2 from upper respiratory samples.72

__________

67 https://bit.ly/3bktBi9

68 https://bit.ly/3bktBi9

69 https://bit.ly/3bktBi9

70 https://bit.ly/31ll6PQ

71 https://on.wsj.com/35g0Znu

72 https://bit.ly/3jihXq1

30

Experts have warned that the cheap, rapid tests will not work as promised and if distributed en mass to screen asymptomatic people will deliver hundreds of thousands, if not millions, of false results.73 Geoffry Baird, the acting laboratory-medicine chair at the University of Washington says, “I’ll be blunt, antigen testing will not and cannot work for asymptomatic screening, and it will probably kill a lot of people.”74 Alexander McAdam, the director of the infectious-diseases diagnostic laboratory at Boston Children’s Hospital said that widely deploying a test with imperfect specificity to a region where the virus is scarce is a bad idea.75 McAdam’s research is published in the Journal of Clinical Microbiology, whereby the findings suggest that it is premature to strongly advocate for a testing strategy that relies low cost, paper-based antigen testing.76

We intend to fill the testing capability gap by delivering an affordable rapid molecular diagnostic platform that can be used frequently and overcomes many of the shortcomings of the RT-PCR test without sacrificing accuracy. Specifically, our approach could not require amplification, which is the primary factor that makes RT-PCR unfavorable in the current pandemic testing environment.

The platforms could integrate with smartphones, cloud services, electronic health records (EHR), cloud record management (CRM) and security systems for automated track, trace and pandemic resource management.

The diagnostic platforms that we intend to develop for COVID-19 can be easily adapted to detect other pathogens and disease including Influenza, Zika, Dengue, HIV/AIDS, Hepatitis C, Lyme Disease, Mumps, Measles, Chickenpox and Methicillin-resistant Staphylococcus Aureus (MRSA) along with detecting pathogens in the food supply.

Product Development & Implementation

Testing for COVID-19, to be useful, should provide immediate results. If results cannot be provided immediately, opportunities to isolate infected people and trace their contacts with others, undermines broader containment efforts.77 This is the reason among others, COVID-19 testing strategies should transition from a centralized laboratory-based model to a point-of-care diagnostic device model.78

Some experts support point-of-care testing even if it is less accurate than the centralized laboratory-based approach. One expert, Michael Mina a Harvard epidemiologist, cites the potential benefits of widespread testing using simple rapid antigen tests. Such a test can be considered less accurate than current RT-PCR test, but it could offer results in minutes – rather than days.79 However, most antigen tests require interpretation by the user and there is no sure way to report the results to the appropriate state health lab or the CDC.80 In addition, not all experts support the use of antigen testing, including the World Health Organization. The WHO, as of April 8, 2020, does not recommend the use of antigen test for patient care.81

The key problem in the pandemic is we don’t know who’s contagious, says Alexis Madrigal author of “The Plan That Could Give Use Our Lives Back”.82 The plan calls for widespread testing using cost-effective rapid antigen tests that are less accurate than the “gold standard” polymerase chain reaction (RT-PCR) test. However, the Food and Drug Administration (FDA) has been slow to grant emergency use authorization (EUA) to these types of tests because of their lower accuracy and need for interpretation by a medical professional.83, 84, 85

We intend to fill that gap in testing capability by delivering a rapid molecular-based diagnostic that is highly selective and sensitive to a nucleic-acid target, does not require interpretation by the user, has a digital output of results, works on salvia sample and automatically reports results based on established protocols. Our tests intend to be label-free and do not rely on reverse transcription or amplification, which makes the tests suitable to be conducted “at home” or without assistance from trained personnel. In other words, far fewer “moving parts” and less prone to producing inaccurate results.

__________

73 https://bit.ly/3ob3TCK

74 https://bit.ly/3ob3TCK

75 https://nyti.ms/3o4xmhn

76 https://bit.ly/3lV3y54

77 https://bit.ly/2HeMo3E

78 https://bit.ly/3m5AYhA

79 https://n.pr/2G4Du7L

80 https://bit.ly/3424LBo

81 https://bit.ly/34awAHU

82 https://bit.ly/31DaVXm

83 https://wapo.st/3jc0DmH

84 https://nyti.ms/2FWGy5X

85 https://bit.ly/34N3qPB

31

Table 6 presents how our rapid molecular test compares to the gold standard Laboratory-Based RT-PCR and addresses the challenges that makes RT-PCR unsuitable for COVID-19 testing strategies. Specifically, our diagnostic does not involve complex and expensive equipment and materials sourced outside of the U.S., nor does our device rely on highly technically trained personnel to administer the test. We expect our test to have a much simpler sample extraction process that does not involve sample preservation or amplification. We also believe that our test could be enhanced for multiplexed detection of SARS-CoV-2 and other pathogens such as Influenza with results provided within minutes instead of days or weeks.

Table 6: IdentifySensors Biologics Rapid Molecular Diagnostic Device Addresses the Challenges that Make Laboratory-Based RT-PCR Unsuitable for COVID-19 Testing Strategies

Limitations of Lab-Based RT-PCR	IdentifySensors Biologics Rapid Molecular Diagnostic Device

Complex lab equipment, reagents sourced outside U.S. and technically trained personnel that are expensive.	Mass-production capability in U.S., costing consumers less than $25/test and requiring minimal interaction with personnel.

Multi-step sampling process, involving preservation and reverse transcription and amplification following extraction.	Following saliva extraction, simply place test sample on sensor and obtain results within minutes.

Single target of detection.	Platform technology with specificity and sensitivity for multiplexed detection of SARS-CoV-2 and Influenza.

Limited capacity and variable reliability due to need to preserve, reverse transcribe and amplify sample.	Testing device cartridges containing electrodes are very inexpensive costing less than $25 and don’t require sample preservation which allows for more frequent testing that is highly accurate and provide results immediately.

Results returned in days to weeks.	Results within minutes.

Expensive equipment that requires maintenance and trained personnel.	Sensor readers have high test throughput without requiring maintenance.

Various Diagnostic Platforms for Various Methods of Testing and Various Target Markets

Testing for COVID-19 typically involves three types of settings: at a clinic, at a public testing station and more recently at a home. The setting is determined primarily by the type of test being conducted.

RT-PCR tests are conducted in CLIA-certified laboratories, with test samples being collected at clinics, public testing stations and even at home using collection kits that are mailed to labs for testing.86, 87 Other types of tests such as antigen and antibody tests are different than RT-PCR in that they can be conducted at the point-of-care, which can include clinics, testing stations and the home.88

It has become clear that home tests capable of returning results accurately and rapidly is the most desirable option.89 The home tests do not expose medical professionals to the risk of virus transmission and most importantly they often return rapid results. However, a trade-off often exists between test accuracy and speed, which is why FDA has been slow to grant emergency use authorization for home antigen tests.90 The tests simply are not accurate enough to definitively diagnose a positive COVID case.91

__________

86 https://bit.ly/2YSn60N

87 https://nym.ag/31nRxgO

88 https://bit.ly/3m5AYhA

89 https://nyti.ms/2FWGy5X

90 https://bit.ly/34N3qPB

91 https://nyti.ms/2FWGy5X

32

Our objective is to deliver a highly accurate molecular-based test that can be conducted frequently in the various settings including at clinics, at business locations, at public testing stations and at the home.

1.	COVID CLINIC intends to be a rapid diagnostic to be administered in clinical setting, mostly for businesses operating in critical industries such as Education, Health Services, Retail, Trade & Transportation, Leisure & Hospitality, Agriculture Production among other industries. The test results intend to integrate with cloud for easy data transmission to electronic health record (EHR), customer relationship management system (CRM) and security systems. The platform could consist of three components: a durable reader, a durable measurement unit and a disposable sensor. The durable readers and measurement units intend to have a long useful life, while the sensor can only be used once. The durable measurement unit could connect with the durable reader through a wired or wireless connection and have the ability to process many tests at once. The standard routine reporting to a state laboratory and Centers for Disease Control (CDC) could be completed automatically.

2.	COVID HOME intends to be a rapid diagnostic to be administered by individuals at home. The device is being designed for easy collection of saliva sample that is automatically deposited on sensor, with results being return within minutes. The COVID HOME test intends to be sold at any retail location or on-line. The test can use WiFi to integrate with computer or Bluetooth to integrate with phone. Test results are displayed and managed through an app. The platform could consist of two components: a durable measurement unit and a disposable sensor. The durable measurement unit intends to have a long estimated shelf-life, while the sensor can only be used once. The standard routine reporting to a state laboratory and Centers for Disease Control (CDC) could be completed automatically.

3.	COVID POINT-OF-CARE intends to be a rapid diagnostic to be administered by trained professionals at the point-of-care or public testing centers. Test data from the measurement unit is transmitted to the cloud through a cellular wide area network (WAN). The test results could be tagged and transmitted through a patient id and communicated via SMS text message or through tele-doc app. The standard routine reporting to a state laboratory and Centers for Disease Control (CDC) could be completed automatically.

Strategic Relationship with Purdue University

The Company has entered into a Strategic Alliance Agreement with Purdue University pursuant to which Purdue University researchers assisting the Company to develop electrochemical devices for the rapid detection of SARS-CoV2 viral nucleic acid in saliva, nasal swabs and sputum. The research team, led by Dr. Lia A. Stanciu-Gregory, a professor and Associate Department Head of the Department of Materials Engineering at Purdue University. Thomas G. Sors, the Company’s Chief Operating Officer is also a professor at Purdue University. Please see section entitled “Directors, Executive Officers and Key Consultants—Key Consultants.”

Purdue University has been a leading developer of intellectual property related to the detection of COVID-19, including a portable test for COVID-19 and a cell phone integrated device for the detection of analytic targets. The Company believes that the researchers at Purdue University, in collaboration with Dr. Hummer and the Company’s other employees and consultants, can quickly develop a point of care detection device for COVID-19 and other pathogens that could be capable of transmitting detection data to disease control centers. Such technology intends to enable quicker treatment and preventive measures, and significantly help to contain massive disease outbreaks.

Pursuant to the Strategic Alliance Agreement, The Company will have non-exclusive royalty free license to use Purdue University’s intellectual property for research and development purposes. Upon completion of the research plan, the Company will then have the right to obtain an exclusive, world-wide sub-licensable license to all intellectual property developed by the research plan. Such license shall require the Company to pay certain fees and costs, plus a royalty of three percent (3%) of the gross receipts of the Company from the intellectual property up to a maximum of $5,000,000. To read the complete Strategic Alliance Agreement, see Exhibit 6.9 to the Offering Statement of which this Offering Circular is part.

The Purdue Foundation has also agreed to invest $50,000 in the Company by purchasing a promissory note convertible into Common Stock in this Offering at a price per share equal to 75% of the Offering price on the date of conversion.

33

Target Markets & Customers

The markets we intend to initially target are determined in-part by regulatory standards, the opportunity cost of virus outbreaks and by negative health outcomes including deaths. These markets could include clinics, medical facilities, businesses operating in essential industries and individuals and families interested in frequent testing as a means of managing the risk of COVID-19 exposure. Ultimately, we believe our testing platform is applicable to everyone everywhere, including the U.S. and other countries.

Health Outcomes Among Leading Factors in Identifying Target Markets & Customers

Older people, particularly those with underlying health conditions, appear to be most susceptible to negative health outcomes from COVID-19 and should be tested often. According to the Centers for Disease Control and Prevention data nearly 80 percent of deaths involving COVID-19, were attributed to people age 65 or older.92 While the oldest age group, 85 years and over, accounted for the largest share of 31 percent of deaths involving COVID-19, age group 75-84 accounted for 26 percent of COVID-19 deaths and age group 65-74 accounted for 21 percent of deaths through September 2, 2020.93

In the U.S., 16 percent of the population is age 65 or older, according to the Census Bureau’s American Community Survey and an estimated 60 percent of American adults have at least one chronic medical condition according to the CDC.94, 95 While not all chronic conditions have proven to be associated with negative health outcomes from COVID-19, obesity is one of the most common underlying health conditions associated with severe COVID-19 and 40 percent of U.S. adults have obesity. The other underlying health conditions shown to be most associated with negative health outcomes from COVID-19 in the U.S., according to the CDC include chronic kidney disease, chronic obstructive pulmonary disease, weakened immune system, heart condition, sickle cell disease or type 2 diabetes.96

The Kaiser Family Foundation estimates, using the CDC’s definition of high risk noted above, that over 90 million of the 246 million adults living in the U.S. or 37 percent of Americans are at a higher risk of serious illness if infected with Coronavirus.97 A similar estimation approach taken by Statista puts the share of U.S. adults susceptible to severe COVID-19 at over 40 percent.98

Kaiser and Statista estimates of “elevated risk” if infected with COVID-19 as a percentage of U.S. population is higher than other benchmarks used for the global population. The Lancet estimates that 1.7 billion people, comprising of 22 percent of the global population is considered “at-risk” of severe COVID-19 by having at least one underlying health condition.99

While there are many factors that seem to make the U.S. population more susceptible to severe COVID-19, one factor could be that the U.S. population is simply less healthy than the populations of comparable developed nations. The U.S. has the highest chronic disease burden and an obesity rate of any country, which is two times higher than the OECD average.100 The U.S., compared to peer nations, has among the highest number of hospitalizations from preventable causes and the highest rate of avoidable deaths.101

__________

92 https://bit.ly/3bx95uC

93 https://bit.ly/3bx95uC

94 https://bit.ly/320mY1a

95 https://bit.ly/2GytRi6

96 https://bit.ly/2HgWzV8

97 https://bit.ly/3jVKWRz

98 https://bit.ly/3btSqbc

99 https://bit.ly/330ZvMz

100 https://bit.ly/2F37Gjt

101 https://bit.ly/2F37Gjt

34

Unfortunately, the rest of 2020 appears grim, particularly as the northern hemisphere heads into the fall and winter flu season. The University of Washington’s Institute for Health Metrics and Evaluation (IHME) estimates the death toll worldwide by the end of 2020 could reach 4 million under the worst-case scenario, whereby social distancing measured are repealed and no new ones are put in place.102 According to IHME, by year's end the death toll in the U.S. is estimated to top 410,000, second only to India's death total, which is projected to reach nearly 660,000, and well ahead of Brazil's projected 174,000 dead.103 Similarly, when it comes to deaths as a share of population, the U.S. is projected to rank eighth. (The top five in that group are the U.S. Virgin Islands, the Netherlands, Spain, Belgium and Peru).104

Progressive & Assisted Living Facilities Most At-Risk

Given that older people with underlying or chronic health conditions seem to be most susceptible to severe COVID-19, we intend to target states where high-risk individuals live, particularly progressive and assisted living facilities.

Figure 3 shows that more than half of people living in 60 percent of U.S. states could be considered at higher risk of serious illness from COVID-19.105

Figure 3: More than Half of People Residing in 60% of U.S. States Are Considered at Higher Risk of Serious Illness from COVID-19

Progressive and assisted living facilities are seen to be among the highest priority target markets. In 2017, there were approximately 1.3 million residents receiving care across 15,483 nursing facilities in the U.S.106 Deficiencies related to the spread of infectious disease are common in nursing facilities, with nearly 40 percent of facilities having at least one infection control deficiency in 2017.107 Among all deficiencies in nursing homes, those related to infection control are the most common (40%), followed by food sanitation (36%) and accident environment (34%).108

__________

102 https://n.pr/2F6U6eI

103 https://n.pr/2F6U6eI

104 https://n.pr/2F6U6eI

105 https://bit.ly/2GWqem0

106 https://bit.ly/3h4GY7g

107 https://bit.ly/3h4GY7g

108 https://bit.ly/3h4GY7g

35

Figure 4 presents states with the highest shares of nursing homes with deficiencies related to the spread of infection. In Delaware, Mississippi, Missouri, Illinois, Michigan, and California, over half of facilities reported at least one deficiency related to infection control. Given the importance of following infection control procedures in mitigating the spread of the virus, facilities that have historically reported infection control deficiencies could be at elevated risk of a COVID-19 outbreak.

Figure 4: States with High Shares of Nursing Homes Having Deficiencies Related to Spread of Infection

Essential Industries Have a High Opportunity Cost of Disruption from COVID-19

The Department of Homeland Security (DHS) uses a sweeping definition for essential industries, which collectively employed anywhere from 49 to 62 million workers prior to the COVID-19 outbreak.109

The DHS list names workers who conduct a range of operations and services that are typically essential to continued critical infrastructure viability, including staffing operations centers, maintaining and repairing critical infrastructure, operating call centers, working construction, and performing operational functions, among others. The essential worker definition also includes individuals who support crucial supply chains and enable functions for critical infrastructure. The industries they support represent, but are not limited to, medical and healthcare, telecommunications, information technology systems, defense, food and agriculture, transportation and logistics, energy, water and wastewater, and law enforcement. 110

Among these industries, we intend to prioritize the following target markets and customers: Education and Healthcare Services, Wholesale and Retail Trade, Leisure & Hospitality, Transportation & Utilities, and Agriculture & Related Food Processing among other essential industries. All together, these industries operating in the U.S. employed 81.7 million people in 2019. Prioritization of these target markets are subject to change.

Figure 5 presents the total number of employed persons in the U.S. by industry, with the specified intended target markets or industries accounting for 81.7 million people or more than half of total employment in 2019.111 Education & Healthcare is the largest industry by number of employed persons with 35.9 million or 23 percent of total employment in 2019, followed by Wholesale and Retail Trade with 19.7 million employed or 13 percent of the 2019 total. The Leisure and Hospitality industry employed 14.6 million or 9 percent of total employment in 2019 and Transportation and Utilities employed 9.0 million or 6 percent and Agriculture and Related Food Processing employed 2.4 million or 2 percent of the total.112 Prioritization of these intended target markets are subject to change.

__________

109 https://brook.gs/3jR9GtU

110 https://bit.ly/3by4FDz

111 https://bit.ly/33JrvWx

112 https://bit.ly/2F6boZs

36

Figure 5: Industries Intended to Be Targeted by IdentifySensors Biologics Products Account for 52 Percent of Employed Persons in the U.S. During 2019

Intellectual Property

We have licensed intellectual property that intends to help create a competitive advantage in detecting pathogens in humans, animals and agriculture. The intellectual property portfolio consists of at least two issued utility patents and three pending patents. We also have the right to world-wide use of these two granted patents and three pending patents as well as future patents through perpetual licenses with its parent company IdentifySensors, LLC and IdentifySensors Fresh Food Enterprises, LLC.

Description of License Agreement

IdentifySensors Fresh Food Enterprises, LLC (ISFFE) has granted the Company an exclusive license to use the carbon nanotube intellectual property, including patents, patents pending, technology, enhancements, tradenames, trademarks, trade secrets and processes. The Company can make, use and sell any products derived from the intellectual property in in the clinical diagnostic industry only. ISFFE does not own all of such intellectual property but has rights to grant the license pursuant to a separate license agreement from Identify Sensors, LLC, which in turn licenses the intellectual property from Dr. Gregory. Hummer (see “Risk Factors—Conflicts of Interest”).

37

Licensed IP. The intellectual property licensed to the Company includes seven (7) patents and four (4) patents pending, as described below. Additionally, the Company has the right to use the intellectual property developed by Purdue University pursuant to the Research Agreement between the Company and Purdue University (see “Description of Business—Strategic Relationship with Purdue University”). The Company also has the right to use the tradename “IdentifySensors.” The Company believes that such intellectual property is sufficient to develop and commercialize the products and services intended to be offered by the Company.

No Fees or Royalties. The Company does not pay ISFFE any royalties or other fees for the use of the licensed intellectual property. ISFFE could receive distributions, if any, with respect to its Common Stock in proportion to its ownership percentage.

Term. The License Agreement is perpetual but is subject to termination upon the occurrence of certain events.

Scope of License. The patent is worldwide and permits the Company to make, use and sell its products anywhere in the world. We may only use the licensed intellectual property in the clinical diagnostic industry. IdentifySensors, LLC and ISFFE has or may in the future grant the right to use the intellectual property in other industries or for other applications and we will have no rights or interest in such other industries or applications.

Ownership of Enhancements, Improvements and Modifications. The License Agreement provides that all enhancements, improvements, modifications or other changes to the intellectual property will be the exclusive property of ISFFE, even if developed by the Company, but ISFFE will license such enhancements or developments back to us pursuant to the license agreement.

Indemnification. We have agreed to indemnify and defend ISFFE against any suits, claims or damages arising from its actions, from any product liability related to our products and from our breach of the License Agreement. ISFFE has agreed to indemnify and defend us against claims of infringement by third parties.

Patent Description

The patents licensed to the Company from IdentifySensors, LLC have broad claims to devices, systems and methods for detecting chemicals and harmful materials in enclosed areas. These patents are licensed to IdentifySensors, LLC or owned by IdentifySensors, LLC and IdentifySensors, LLC has granted to us the exclusive right to make, use and practice within the fresh food and food supply chain vertical as described in this Offering. Ownership and right to enforce of all patents shown and future patents derived within the vertical reside with IdentifySensors, LLC.

The patents listed below allow us to have monitoring devices in remote places, including a variety of public spaces such as airplanes, airports and other mass transit installations, stadiums, arenas, and/or any public or private space in general. The monitoring devices have specific applications in air flow or air duct systems; in collar of law enforcement canine; in a customs and border patrol checkpoint; in an aircraft or in a hand-held wand for scanning and sampling humans, animals or plants among other applications.

Other pending patents cover applications for detecting viruses and bacteria in buildings; sensors for detecting viruses and other pathogens in people, like the COVID-19 testing a salvia sample; sensors that transmit data to personal communication devices or smartphones for detection of pathogens in food in the field as the food is picked and detection of pathogens like Staph bacteria on hospital surfaces and in-patient wounds. This platform intends to enable the detection of many more pathogens as we continue to develop and functionalize electrodes for specific pathogens.

38

Table 9: Active and Patent Pending Portfolio

Patent Number	Patent Status/Expiration	Description
9,922,525	active through (8/12/2036)	A chemical monitoring device disposed in a protective case for a smartphone.
10,395,503	active through (8/12/2036)	A chemical monitoring device with a housing and a power source that includes an antenna configured to receive energy wirelessly.
16,513,753	pending	A chemical monitoring device that has at least one of the detector components, communication circuitry or power source printed.
16,926,701	pending	A method of detecting biological pathogens using a monitoring system configured to communicate with a personal communication device.
16,926,702	pending	A method of producing sensors, functionalizing sensors, collecting test samples and generating results through a smartphone application.

Production & Marketing

America appears to be confronting two crises: an economic crisis laying waste to our livelihoods and a health crisis threatening our lives. The twin crises seem to be deeply intertwined as our economy cannot be fully reopened without credibly addressing fears of infection and a resurgence of the virus that has already killed more than 216,000 Americans and more than 1 million people world-wide.113

The immediate reaction, a national lockdown, appeared successful in slowing the virus, but came with one of the most significant economic slowdowns since the great depression.114 It seems appropriate to now shift to a plan that balances the need to protect our health and reopen our economy by locking down only those who are infectious. Many experts have outlined simple and scalable policies for widespread testing and isolating those that are infected from those that are not, with the objective of keeping the national infection rate below 5 percent of the population.115, 116

Even with a vaccine, the simplest and safest path to achieving this outcome could include a national testing strategy that marshals the country’s existing resources to test everyone in the U.S. once every two weeks and isolate all those that test positive, according to Paul Romer’s Roadmap to Responsibly Reopen America.117

Testing and Evaluating Platform Devices Seeking FDA Approval

The FDA has specified templates for commercial manufacturers seeking Emergency Use Authorization (EUA).118 We intend to closely follow provided templates, particularly those templates that relate to molecular diagnostic tests in crafting a test and development plan.119

The test and development plan could consist of steps aimed at generating the appropriate data and information required by the FDA for pre-EUA and EUA submission. FDA recommends that the following validation studies be conduction for a SARS-CoV-2 molecular diagnostic assay: Limit of Detection, Inclusivity, Cross-reactivity and Clinical Evaluation.

Product Manufacturing Standards

We intend to pursue current good manufacturing practice (CGMP), a system for ensuring that products are consistently produced and controlled according to quality standards. The process could be designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final product.

__________

113 https://bit.ly/32wiJdV

114 https://bit.ly/3mpCfRy

115 https://bit.ly/3jd5Xq4

116 https://bit.ly/34eFu7h

117 https://bit.ly/2ZHSfEJ

118 https://bit.ly/3hGoavs

119 https://bit.ly/35IvR1P

39

CGMP requirements for medical devices in part 820 (21 CFR part 820) were first authorized by section 520(f) of the Federal Food, Drug, and Cosmetic Act (the act).120 The Code was amended in 1990, when FDA undertook the revision of the CGMP regulation to add the design controls authorized by the Safe Medical Devices Act. The amended code provides consistency, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Organization for Standards (ISO) 9001:1994 "Quality Systems--Model for Quality Assurance in Design, Development, Production, Installation, and Servicing,” and the ISO committee draft revision of ISO/CD 13485 "Quality Systems--Medical Devices--Supplementary Requirements to ISO 9001.”121

We also intend to follow guidance on product manufacturing for molecular diagnostic devices provided by FDA.122 Under FDA guidance, we intend to meet product manufacturing requirements, including providing information on the following: manufacturing capabilities, production capacity, production timeframe, components included with test, software validation, testing capabilities and sample stability.

In addition to our intention of complying with CGMP practices and FDA standards, we intend to work with manufacturing partners that are ISO-certified (ISO 9001, ISO 13485 and EN ISO 13485) and compliant to FDA 21 CFR820.123, 124

Scaling Diagnostic Platform Production

All the diagnostic platform designs are intended to be based on semiconductors currently in volume production by Tier-1 semiconductor manufacturers. This could provide many options for sourcing components and negotiating assembly contracts.

Existing ISO-9001 qualified component distribution channels intend to support initial product ramp-up to minimize the risk of counterfeit components.

The durable components of the platforms intend to be designed using mainstream electronics manufacturing processes allowing us to have a variety of vendors concurrently manufacturing to minimize the risk of single-point failure.

All products intend to be designed for automated test and assembly to decrease costs and increase uniformity.

Distribution & Marketing Channels

Distributors are essential partners in getting medical device products to market. They often add efficiency and order to a supply chain that connects two high fragmented markets – the more than 6,500 medical device companies and the more than 180,000 healthcare facilities that serve as points of dispensation.125

We see an opportunity in working with distributors to help create effective marketing channels across its three diagnostic platforms. Given that each platform has a different target market, distribution partnerships intend to be formed accordingly. For example, the COVID CLINIC platform is likely to be a business-to-business sale, in which we intend to rely on traditional medical device distribution channels that provide access to private and public healthcare facilities. Whereas COVID HOME is likely to be business-to-consumer sale that may rely on non-traditional distribution channels and COVID POINT-OF-CARE is likely to be a business-to-government sale and we intend to rely on a unique channel sale involving access to federal and state public health agency customers.

Product Pricing & Positioning

The price that most U.S. insurers could pay for a single molecular RT-PCR COVID-19 test is between $100.00 and $150.00.126 At the high end of that price range, testing 4 million Americans every day, as Harvard’s Global Health Institute recommends, would cost $219.0 billion a year.127 Testing 25 million Americans every day, as Paul Romer recommends, could cost as much as $1.4 trillion a year.

__________

120 https://bit.ly/3krFBl6

121 https://bit.ly/3krFBl6

122 https://bit.ly/33KsLb4

123 https://bit.ly/3krFBl6

124 https://bit.ly/3mIcsUO

125 https://bit.ly/2RBjRHb

126 https://bit.ly/2ZQ3db0

127 https://bit.ly/35NCWho

40

At such a prohibitive cost, the question could be whether elevated levels of testing can deliver enough value, particularly if results cannot be provided in a timely manner. Afterall, the goal of testing is to separate the sick from the well to suppress the spread of the virus and end the pandemic. It is also to get people who have been infected the care that they need to recover.128

One of the primary intended goals in the development of our proposed platforms is to significantly lower the cost per test and drastically reduce test result turnaround time to minutes from days.

The estimated price per test across all three of our diagnostic platforms is intended to be $22.00. This estimated price per test assumes an annual demand of about 2.0 billion tests per year, which is slightly more than the annual amount of 1.5 billion tests recommended Harvard’s Global Health Institute. We expect our manufacturer suggested price (MSRP) is intended to be seven times less expensive than the $150.00 price paid by most insurers for a molecular test.129

Table 10: Estimated MSRP Pricing for Each Diagnostic Platform

Estimated MSRP	COVID CLINIC	COVID HOME	COVID POC
Durable Components	$5,501.00	$130.00	$20,264.00
Disposable Components	$21.00	$21.00	$21.00
Estimated Price per Test	$22.00	$22.00	$22.00

Note: 1) Durable components could consist of a reader and a measurement unit. The reader intends to transmit test measurement data to the Cloud where it can be interpreted further to generate a test result. The measurement unit could measure resonance frequency data from the biosensor. Disposable components could consist of a saliva sample collection cup and a sensor cartridge. The sensor cartridge could contain the biosensor that can connect with the measurement unit. 2) The estimated price per test is calculated using an estimated minimum number of durable components as the cost of the durable components is amortized over many tests using disposable components. For example, the estimated price per test for COVID CLINIC assumes the use of about 15,500 durable units in a year. The estimated price per test for COVID HOME assumes the use of about 3.7 million durable units in a year. The estimated price per test for COVID POINT-OF-CARE assumes the use of about 1,500 durable units in a year. 4) Estimated MSRP is subject to change.

Diagnostic device input prices are intended to be based on an estimated demand of about 26,000 units over a single year. At this level of demand, about 100 platforms could be assembled and packaged per day or 14 units per hour or one unit assembled and packaged every four minutes. Other assumptions include that it could require one person to assemble, test and package one unit every 30 minutes and that it could require about seven people to keep up with the estimated demand of 26,000 units.

Assembling, testing and packaging the COVID CLINIC and COVID POINT-OF-CARE could require significantly more time than the COVID HOME. As a result, COVID HOME could support significantly higher volumes than the other platforms.

Go to Market Strategy & Addressable Market

The purpose of developing a “Go-to-Market" (GTM) strategy is to connect the dots in a coherent plan, orchestrate activities and align strategic resources towards a common goal of growing sales. Equally important, a GTM strategy provides a framework for measuring progress in achieving near-term goals or long-term strategic business growth objectives. It also helps early identification and diagnosis any issues that hamper success.

__________

128 https://mayocl.in/3jezLm0

129 https://bit.ly/2ZQ3db0

41

While a GTM is helpful for planning, such plans always change throughout the course of a business and we expect our business is no different – the following GTM strategy is subject to change.

Our platform technology intends to provide assurance to customers that they are not infected by a pathogen or at risk of being infected by a pathogen. Our target audience intends to be people of the world that want to safely do things that they used to do before the pandemic. The intended audience is segmented among three groups: employees of essential industries that need to be tested frequently to avoid business disruption such as closure or lockdown; individuals and families that need to be tested frequently in order to resume activities that present high risk of contracting the virus and individuals that need a one-off test of whether they are infected and prefer that the government pays for the test. The end intended goal of our product is to eliminate the threats that pathogens present to humanity.

Intended Target Audience

We intend to solve the significant challenges that pathogens present to humanity. The COVID-19 pandemic has shown the world what pathogens can do to communities, economies and international relations if left un-checked.

If the direct costs to human health aren’t enough, the costs to the global economy could be. The World Economic Forum estimates that the COVID-19 pandemic could cost between $8.1 and $15.8 trillion globally and reducing the transmission of new diseases from tropical forests would cost between $22.2 and $30.7 billion each year.130

While a pathogen, knows no bound, the U.S. has been hit particularly hard. The world’s most wealthy nation, which accounts for less than five percent of the global population, had more than 20 percent of COVID-19 cases globally as of September 20, 2020.131

COVID CLINIC

The target audience for the COVID CLINIC platform intends to be businesses operating in essential industries, particularly Education & Healthcare, Trade & Transportation, Leisure & Hospitality and Agriculture Production & Processing among other industries. While the definition of essential workforce can vary by state, the Department of Homeland Security (DHS) defines essential and critical infrastructure industries to include: law enforcement, public safety and other first responders; education; food and agriculture; energy; water and wastewater; transportation and logistics; public works and infrastructure support services; communications and information technology; other government-based operations and essential functions; critical manufacturing; hazardous materials; financial services; chemical; defense industrial base; commercial facilities; real estate and shelter facilities and hygiene products and services.132 We intend to prioritize the four target markets and expand to other essential industries as opportunities allow. Prioritization of intended target markets is subject to change.

The four intended target markets (Education & Healthcare, Trade & Transportation, Leisure & Hospitality and Agriculture Production & Processing) account for more than half of U.S. employment or 70.8 million workers across 53 U.S. states and territories.133 The top ten U.S. states with the most workers in our four intended markets include: California, Texas, Florida, New York, Pennsylvania, Illinois, Ohio, Georgia, North Carolina and Michigan.

__________

130 https://bit.ly/35SQ4lE

131 https://bit.ly/32wiJdV

132 https://bit.ly/3hO1nOe

133 https://bit.ly/2FKRaF9

42

Table 11: Top Ten States by Number of Employees in Four Essential Industry Intended Target Markets

State	Education & Healthcare	Trade & Transportation	Leisure & Hospitality	Agriculture Production & Processing	Total
California	2,781,960	3,125,777	2,037,941	465,789	8,411,467
Texas	1,707,227	2,560,847	1,395,933	9,738	5,673,745
Florida	1,345,619	1,846,258	1,256,803	345,216	4,793,896
New York	2,021,931	1,576,216	950,151	38,435	4,586,733
Pennsylvania	1,245,269	1,145,166	568,394	76,342	3,035,171
Illinois	931,789	1,209,998	618,648	1,224	2,761,659
Ohio	915,342	1,051,076	561,707	56,435	2,584,561
Georgia	589,162	957,514	496,456	20,334	2,063,465
North Carolina	613,320	863,655	511,397	23,487	2,011,859
New Jersey	676,785	898,563	382,017	29,160	1,986,524
Michigan	666,704	805,029	425,697	11,184	1,908,614
Total	13,495,107	16,040,101	9,205,143	1,077,343	39,817,694

Source: Bureau of Labor Statistics, https://bit.ly/2FKRaF9

Not surprisingly, the four states with the largest essential industry workforce, also happen to have the highest number of COVID-19 cases. As of September 20, 2020, California led total case count with 783,778, followed by Texas with 707,940, Florida with 681,233 and New York with 449,038.

Figure 6: Top Four States by Intended Target Market Workforce Happens to be Where Case Count is Highest

Examining addressable markets by each of the four intended target industries provides a similar picture with the acceptation being agriculture production. The most populous states are not always the ones most involved in agriculture production. Iowa, New Mexico and Kentucky rank among the top five states that employ the most agriculture workers.

Other industries, however, reflect states that simply employ the most people. Trade & Transportation is the largest intended target market by number of employees nationally with a total of 28.3 million workers. Education & Healthcare is the second largest with a total of 23.5 million workers, followed by Leisure & Hospitality with 16.4 million and Agriculture Production with 2.6 million workers.

43

COVID HOME

The intended target audience for the COVID HOME platform includes individuals and families seeking to manage the daily risks of engaging in normal activities during a pandemic. The HOME platform could allow for frequent testing and verification that an individual is virus-free, which provides assurance in engaging at-risk individuals.

There were 128.6 million resident households in the U.S. in 2019, with an average of 2.5 people per household, totaling about 321.5 million people.134, 135 The resident household population of 321.5 million accounts for 98 percent of the 328.2 million people accounted for in the U.S. during 2019.

The largest U.S. states by resident households such as California, Texas, Florida, New York and Pennsylvania also happen to be the largest employers and where COVID-19 case counts are highest.

National estimates for COVID-19 testing capacity are often framed as testing a share of U.S. population. One reason could be because as much as 40 percent of confirmed COVID-19 cases are asymptomatic, according to a CDC pandemic planning scenario published September 10, 2020.136 The CDC document presents a scenario where the current best estimate indicates that not only are 40 percent of cases asymptomatic, but that an asymptomatic individual is three quarters as infectious as a symptomatic individual.137 The CDC document also estimates that 50 percent of transmission for all cases occur prior to symptom onset.138

Table 12 presents several national estimates for COVID-19 testing capacity. The Harvard SIER model looks at three scenarios for estimating daily testing capacity including a standard susceptible-infected recovered model (SEIR), an equilibrium model calibrated to protect hospital capacity and a model used by Taiwan and South Korea, two countries that have had success in controlling the spread of the virus. Another testing capacity estimate was put forward by Scott Gottleib, former commissioner of the FDA and his colleagues and the American Enterprise Institute (AEI). Paul Romer has estimated that a random selection of about 7 percent of the population should be tested each day.139

Table 12: Estimated COVID-19 Testing Capacity in the U.S.

Model Source	Daily Equivalent	Weekly Equivalent	Weekly Equivalent as Share of U.S. Population
Harvard SIER	1 – 10 million	7 – 70 million	2.1% - 21.3%
Harvard Equilibrium	4 million	28 million	8.5%
Harvard Taiwan/SK	3 million	21 million	6.4%
Gottlieb (former head of FDA)	430,000	3 million	.9%
Paul Romer	25 million	175 million	50%

Source: Kaiser Family Foundation, “What Testing Capacity Do We Need?”, https://bit.ly/33vmeAJ

As Table 12 indicates, the models vary in their weekly testing target from 3 million to 175 million, accounting for 0.9% of the population for the lowest bound estimate to half of the population in the highest estimate of testing capacity.

Intended Addressable Market

COVID-19 testing capacity in the U.S. is likely to be the single most important factor in determining the total intended addressable market. Decisions by state and federal governments could dictate how testing could be used to end the pandemic.

__________

134 https://bit.ly/2HfnnVz

135 https://bit.ly/35PpFoN

136 https://bit.ly/3kt1twm

137 https://bit.ly/3kt1twm

138 https://bit.ly/3kt1twm

139 https://bit.ly/2ZHSfEJ

44

While there are various estimates for testing capacity that have been presented by experts, the U.S. set a single-day record on Saturday September 19, 2020 with over 1 million coronavirus diagnostic tests performed.140 The record comes after testing has fallen for several weeks. The U.S. tested on average 650,000 people a day in the week ended Sept. 13, down from a peak in late July of over 800,000 people a day.141

Testing capacity can be viewed as well short of the levels that many experts say that we need to end the pandemic.

Table 13 presents estimates of the intended addressable market based on a range of diagnostic tests performed in a year. The range consists of lower bound estimates of the number of tests per year and upper bound estimates of the number of tests per year. The upper bound estimates total 2.1 billion tests a year, which equates to 175 million a month and 5.6 million a day. These estimates are subject to change in the future and can end up being significantly different than actual values.

The 5.6 million diagnostic tests per year could be considered a reasonable level given that testing capacity estimates range from 1 million a day to 25 million a day as presented in Table 13.

Table 13: Estimated Addressable Market Based on a Range of Annual Testing Capacity in the U.S.

Target Market	Diagnostic Platform	Lower Bound Number of Tests/Yr. (Millions)	Upper Bound Number of Tests/Yr. (Millions)
High-Volume Private Testing for Essential Workers Administered by Trained Personnel	COVID CLINIC	424.9M	849.8M
Low Volume “At-Home” Testing Administered by Individual	COVID HOME	172.9M	864.4M
High-Volume Public Testing Administered by Trained Personnel	COVID POC	103.4M	379.0M
TOTAL		701.2M	2.1B

Notes: Note: The lower bound estimate of the number of tests for (A) COVID CLINIC is based on the assumption of testing 25% of Tier 1 essential workers in each state. Tier 1 essential workers include the following industries: Education, Healthcare, Trade & Transportation, Leisure & Hospitality and Agriculture Production. Tier 1 essential workers are tested two times per month or 24 times per year. The upper bound estimate of the number of tests for COVID CLINIC is based on the assumption that 50% of Tier 1 essential workers in each state are tested two times per month or 24 times per year. The lower bound estimate of the number of tests for (B) The lower bound estimate of the number of tests for COVID HOME is based on the assumption that 1% of a state’s population could be tested every week. This level of testing was proposed by Scott Gottlieb, former Commissioner of FDA and colleagues at AEI. Other models that have estimated weekly testing capacity include Harvard SIER proposing a range between 2.1% and 21.3% and Paul Romer proposing as much as 50% of the population every week (https://bit.ly/33vmeAJ). The upper bound estimate of the number of tests uses the assumption that 5% of a state’s population is tested every week. The lower bound estimate of the number of tests for (C) COVID POC is based on proposed levels of testing (daily tests/100k people) by each state for mitigating the spread of COVID-19. The upper bound estimate of the number of tests for COVID POC is based on proposed levels of testing (daily tests/100k people) by each state for suppressing the spread of COVID-19. For both the lower bound and upper bound estimate we assume to deliver a quarter of the testing capacity. The mitigation levels and suppression levels were provided by the Harvard Global Health Institute (https://bit.ly/3lqwukY).

__________

140 https://bit.ly/3cxVyDL

141 https://reut.rs/37olssJ

45

Our Rapid Molecular Diagnostic Value Proposition

The countries that are ever so slowly climbing their way past coronavirus share one key trait – widespread testing. We intend to help deliver widespread testing that is not only affordable, but effective by providing immediate test results. Our nucleic acid test could be performed at home and is intended to be so simple that anyone can do it. The test intends to have the following advantages over other molecular tests:

•	Detects the nucleic acid that is inside the virus without using sample preservation, reverse transcription, amplification or enzymes and reagents that are in short supply
•	Uses unprepared saliva as the test sample instead of nasopharyngeal swab
•	Cost per test is intended to be about seven times less expensive than the cost of other molecular tests
•	Test results intended to be provided in minutes not days
•	Platform intends to allow for frequent testing including daily
•	Test results intend to be provided in a digital output that can be transmitted to smartphone using Bluetooth
•	Test results intend to be automatically reported to state lab and CDC via AIMES platform142
•	Easily manufactured in the U.S. and could be scaled to meet demand
•	Platform could be used for many other viruses like Influenza A & B and bacterial pathogens

Government Regulation

The Food and Drug Administration (FDA) is responsible for protecting the public health by ensuring safety, efficacy and security of human and veterinary drugs, biological products and medical devices. The agency also ensures the safety of the U.S. food supply, cosmetics and products that emit radiation.

The agency is currently using its emergency use authorization (EUA) authority to strengthen the country’s response to the COVID-19 pandemic. The determination of the public health emergency was made by the Secretary of the Department of Health and Human Services on February 4, 2020, pursuant to section 564 of the Federal Food, Drug and Cosmetic (FD&C) Act.143

On the basis of this determination, the Secretary of HHS subsequently declared that existing circumstances justify the authorization of emergency use of in vitro diagnostics for the detection and/or diagnosis of COVID-19 (February 4, 2020), personal respiratory protective devices (March 2, 2020), and other medical devices, including alternative products used as medical devices (March 24, 2020), for use during the COVID-19 outbreak pursuant to section 564 of the Act and subject to the terms of any authorization issued under that section.144

In vitro diagnostic (IVD) devices are tests performed on samples taken from the human body, such as swabs of mucus from inside the nose or back of the throat, saliva, or blood taken from a vein or fingerstick. IVDs can detect diseases or other conditions and can be used to monitor a person's overall health to help cure, treat, or prevent diseases. There are several types of SARS-CoV-2 and COVID-19 related IVDs:

•	Diagnostic Tests - Tests that detect parts of the SARS-CoV-2 virus and can be used to diagnose infection with the SARS-CoV-2 virus. These include molecular tests and antigen tests.

•	Serology/Antibody Tests - Tests that detect antibodies (e.g., IgM, IgG) to the SARS-CoV-2 virus. Serology/antibody tests cannot be used to diagnose a current infection.

•	Tests for Management of COVID-19 Patients - Beyond tests that diagnose or detect SARS-CoV-2 virus or antibodies, there are also tests that are authorized for use in the management of patients with COVID-19, such as to detect biomarkers related to inflammation. Once patients are diagnosed with COVID-19 disease, these additional tests can be used to inform patient management decisions.145

__________

142 https://bit.ly/32NlaJe

143 https://bit.ly/2ZXCCcj

144 https://bit.ly/2ZTe8AL

145 https://bit.ly/3hGoavs

46

As outlined in Section V.A. of the FDA guidance document Policy for Coronavirus Disease-2019 Tests During the Public Health Emergency (Revised), FDA recommends that the following validation studies be conducted for a SARS-CoV-2 molecular diagnostic assay: Limit of Detection, Clinical Evaluation, Inclusivity, and Cross-reactivity.146

Limit of Detection Study

A limit of detection study should determine the limit of detection (LoD) utilizing all components of the test system from sample preparation to detection. We intend to test sensor performance using inactivated virus spiked into real clinical matrix (e.g., BAL fluid, saliva, etc.)

FDA recommends that preliminary LoD be determined by testing a 2-3-fold dilution series of three replicates per concentration. The lowest concentration that gives positive results 100% of the time is defined as the preliminary LoD. The final LoD concentration should be confirmed by testing 20 individual extraction replicates at the preliminary LoD. FDA defines LoD as the lowest concentration at which 19/20 replicates are positive.147

Clinical Evaluations

Clinical evaluations of specimens, such as saliva, oral fluids, buccal swabs or other should test two paired specimens from at least 30 positive and 30 negative patients. Consecutively collected specimens are preferred. Specimens representing a wide range of viral load including low positive samples should be tested. One specimen from each patient should be collected by a healthcare worker using a nasopharyngeal (NP) swab and tested with an assay authorized for use with NP specimens. FDA recommends selecting a comparator assay that has established high sensitivity with an internationally recognized standard or FDA SARS-CoV-2 Reference Panel.148

The other specimen from each patient should be the alternative specimen and should be tested with your candidate EUA diagnostic, provided it is authorized for testing of NP specimens, or using a previously authorized test with an NP swab claim. To minimize the occurrence of discordant results due to biological variability, both samples should be collected within a brief time period. FDA believes ≥95% positive percent agreement with similar Ct values for the paired specimen types is acceptable performance.149

Seeking approval for screening individuals without symptoms, FDA recommends that you conduct a clinical study in the intended population. In the clinical study, results from for your diagnostic and a comparator diagnostic should be compared for each patient enrolled.

When seeking approval for diagnostic devices intended for near patient or point-of-care (POC) testing, data must be provided to demonstrate that non-laboratory personnel can perform the test accurately in the intended use environment.

Inclusivity Study

We intend to document the results of an inclusivity study that demonstrates the strains of SAR-CoV-2 that can be detected by the proposed molecular test. According the FDA guidance, it is acceptable to conduct an in-silico analysis of published SARS-CoV-2 sequences using the molecular test’s primers and probes. FDA anticipates that 100% of published SAR-CoV-2 sequences will be detectable with the selected primers and probes.150

Cross-Reactivity Study

Cross-reactivity studies are performed to demonstrate that the test does not react with related pathogens, high prevalence disease agents and normal or pathogenic flora that are likely to be encountered in a clinical specimen.151

__________

146 https://bit.ly/3iM82d0

147 https://bit.ly/35IvR1P

148 https://bit.ly/3nyHHlu

149 https://bit.ly/35IvR1P

150 https://bit.ly/35IvR1P

151 https://bit.ly/35IvR1P

47

FDA recommends cross-reactivity wet testing on common respiratory flora and other viral pathogens at concentrations of 106 CFU/ml or higher for bacteria and 105 pfu/ml or higher for viruses, except for ARS-Coronavirus and MERS-Coronavirus, which can be accomplished by in silico analysis.

As an alternative, FDA believes an in-silico analysis of the molecular test primer and probes compared to common respiratory flora and other viral pathogens can be performed. For this guidance, FDA defines in silico cross-reactivity as greater than 80% homology between one of the primers/probes and any sequence present in the targeted microorganism. In addition, FDA recommends that developers follow recognized laboratory procedures in the context of the sample types intended for testing for any additional cross-reactivity testing.152

DESCRIPTION OF PROPERTY

The Company sub-leases office space from Gregory Hummer/MCO Advantage at 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122. The Company sub-leases approximately 1,000 sq. ft. for $1,600 per month plus utilities. The Company believes that such office space is likely to be sufficient for the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with the financial statements and the related notes to those statements included elsewhere in this offering statement. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this offering statement, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

The Company, IdentifySensors Biologics Corp., is a Delaware corporation founded on June 11, 2020. Since inception, we have been in the business of developing tests for viral and bacterial pathogens specifically for Covid19 and sensors to detect freshness in fresh fish and meat in the food supply chain, and also to develop sensors to detect bacteria in the food supply chain for fruits and vegetables and to develop a test to detect Staph bacteria in hospitals.

To date, our operations have been funded by our majority stockholders.

Our long-term strategy is to provide information and rapid inexpensive testing for harmful bacteria in the field within the world’s food supply chain including data analytics; and to provide a rapid inexpensive saliva based “at home” test for Covid19 as well as other viruses like Influenza A & B, whereby a person can have the results within 30 minutes; whereby the data is not colorimetric, but digital and is sent to a smart phone via BlueTooth; and then to a cloud server for analysis with instant reporting to health agencies like the CDC.

Operating Expenses

Our operating expenses will be classified as office and administrative expenses and other expenses, which are each described below.

Office and Administrative Expenses

Office and administrative expenses will consist of personnel-related costs, advertising and marketing consultants; sponsored research at Purdue University; consulting and software developer fees and others costs associated with research and development of our Platform.

Our general and administrative expenses were $0 for period from inception to June 30, 2020.

__________

152 https://bit.ly/3mv4bDs

48

Other Expenses

Other Expenses for organizational fees include legal, banking and fees paid for accounting and tax services. Our organizational fee expense was $4,665 for the period from inception to June 30, 2020.

Liquidity and Capital Resources

Sources of Funds

We plan to continue to fund our operations and capital funding needs through equity financing via a Reg A+ offering. If we are not able to secure adequate additional funding, we may be forced to make additional reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. To the extent that we raise additional capital through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to the Platform and related technology, future revenue streams, research programs or applications or to grant licenses on terms that may not be favorable to us. Any of these actions could harm our business, results of operations and future prospects. As of September 11, 2020 and subsequent to year-end, we have received $170,000 in founder’s equity and $150,000 in a loan from a majority stockholder, IdentifySensors Fresh Food Enterprises, LLC (ISFFE).

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed in the Notes to the financial statements are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

49

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES/CONSULTANTS

The directors, executive officers and significant employees of the Company as of the date of this filing are as follows:

Name	Position	Age

Executive Officers

Dr. Gregory Hummer	Chief Executive Officer	67
Bruce Raben	President and Secretary	66
Ann M. Hawkins	Chief Financial Officer and Treasurer	66
Thomas G. Sors	Chief Operating Officer	44
Jeff Spagnola	Chief Marketing Officer and Sales Director	59

Directors

Dr. Gregory Hummer	Director	67
Bruce Raben	Director	66

Key Consultants

Lia A. Stanciu-Gregory	Research Director, Professor at Purdue University	47
Rodney Corder	Electronics Consultant

Advisory Board

Dr. Richard Kuhn	Advisory Board Member
Stephen Barrett	Advisory Board Member
Dick Buell	Advisory Board Member

50

EXECUTIVES

Gregory Hummer
Co-Founder & CEO

Tommy Sors
COO

Ann Hawkins
CFO

Jeff Spagnola
CMO

Bruce Raben
President

TECHNOLOGY

Lia Stanciu
Sensor

Amit Barui
Sensor

Rodney Corder
Electronics

ADVISORS

Richard Kuhn
Virologist

Stephen Barrett
Finance

Dick Buell
Marketing

Copyright © 2020 IdentifySensors, LLC All rights reserved

19

Business Experience of Executive Officers

Dr. Gregory Hummer, Chief Executive Officer and Director. Dr. Hummer was the Co-Founder of IdentifySensor, LLC in 2015. Dr. Hummer has developed patented nano-technology, including cost-effective printed circuit sensors that communicate wirelessly with remote data terminals and nearby smartphones. This technology has broad application including security and environmental monitoring of explosives, harmful gases and chemicals that have the potential to disrupt business operations. Dr. Hummer was the Founder and CEO, Simplicity Health Plans (www.simplicityhealthplans.com) in 2008. Dr. Hummer also founded the self-funded group health StayFit (www.thestayfitplan.com) which is a Software-as-a-Service (SaaS) provider of Consumer Driven Health Plans (CDHP), Health Savings Accounts (HSA), Corporate Wellness Programs and Medical Bill Claims Processing. The StayFit technology is backed by patented Point-of-Service Adjudication and Payment System. Dr. Hummer is the co-owner of BluePearl Yachts (www.bluepearlyachts.com). Dr. Hummer designed and developed “BluePearl”, a 114-foot Clipper Ketch Sailing Yacht. Dr. Hummer was a Level I Trauma Surgeon & Treasurer, St. Luke’s Hospital, Treasurer of Medical Staff and Trauma Surgeon for 16 years.

51

Dr. Hummer attended The Ohio State University, Columbus, OH — Medical Doctor, 1978 (3 years) Residency: General Surgery, Cleveland Clinic Hospital University of Notre Dame, South Bend, IN — Pre-professional Biochemistry and Computer Engineering, 1975. He is the author of over 20 published articles on High Deductible Health Plans and Health Savings Accounts, Point-of-Service Payment Technology, Self-Funded Health Plans and Corporate Wellness.

Bruce Raben, President and Director. Mr. Raben has been an investment, merchant banker and private investor for over 30 years and was a founding partner of Hudson Capital Advisors, LLC. Starting in 1979 at Drexel Burnham Lambert, he worked on many leveraged buyouts and recapitalizations including; Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and Grant Street Bank, and John Fairfax. Mr. Raben then went on to co-found the Corporate Finance Department at Jefferies & Co. in 1990. At Jefferies, he led the creation of the Energy group and the Gaming group and helped engineer the recapitalization of TransTexas Gas.

Mr. Raben opened the west coast office for CIBC’s high yield finance and merchant banking activities in 1996. Shortly thereafter, he was the principal architect of CIBC’s financing and co-founding of what became Global Crossing where he sat on the board. At its peak, CIBC’s $30 million investment was worth in excess of $5.0 billion. Mr. Raben has sat on numerous public and private boards of investee and client companies. These include, Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

Thomas G. Sors, Chief Operating Officer. Dr. Sors is Assistant Director of Purdue’s Institute of Inflammation, Immunology and Infectious Disease, where he works to drive strategic direction and manage daily operations of the Institute. Dr. Sors is also involved in the Indiana Clinical and Translational Sciences Institute (CTSI), where he has established a reputation for connecting investigators from across the region to core facilities and research collaborators at Purdue. Dr. Sors received his Ph.D. in Plant Physiology and Molecular Biology from the Department of Horticulture at Purdue University in 2008 and remained at Purdue to complete his post-doctoral research in the Department of Biochemistry.

Ann M. Hawkins, Chief Financial Officer and Treasurer. Ms. Hawkins is a member of Edward C. Hawkins & Co., Ltd., a CPA firm and a member of Hawkins & Company, LLLC., a law firm both of which are based in Cleveland, Ohio. She received her law degree from Marquette University and received her B.B.A with Honors from the University of Notre Dame. Ms. Hawkins is a member of the American Bar Association, Ohio Bar Association, Florida Bar Association, Wisconsin Bar Association and Ohio Society of Certified Public Accountants. She is also admitted to United States Supreme Court, Supreme Court of the States of Ohio, Wisconsin and Florida.

Jeff Spagnola, Chief Marketing Officer. Mr. Spagnola spent 34 years in the communications industry working in a variety of sales and technical marketing roles. Early sales roles at NCR, Case Communications and Develcon Electronics prepared him for leadership roles at Cisco Systems, a global communications equipment provider. During 26 years at Cisco Systems, Mr. Spagnola’s leadership assisted Cisco in growing from a domestic business with revenue of $79.0 million (1991) to a global business with nearly $50.0 billion of revenue and over 75,000 employees. At Cisco Systems, Mr. Spagnola had many leadership roles including global sales management, global marketing, Service Provider business development, acquisition targeting and integration, government relations and partner management. Mr. Spagnola was a frequent speaker at both industry conferences and standards forums and was a spokesperson for Cisco’s service provider business to Investors, Industry Analysts and Press. He has also held board positions at the Center for Telecommunication Management (https://www.marshall.usc.edu/ctm-team) at the University of Southern California’s Marshall School of Business and also represented Cisco on the board of SuperComm, the largest United States tradeshow for the Service Providers. Mr. Spagnola is a graduate of the University of Dayton with a Bachelor of Science degree in Data Processing (1983). Born and raised in Cleveland Ohio, he and his wife Whitney now live in Kenwood, CA and have two grown children.

Key Consultants

The Company has engaged a number of consultants that are expected to provide critical advice and other services to the Company.

52

Lia A. Stanciu-Gregory. Dr. Stanciu-Gregory is Associated Head and Professor of Materials Engineering at Purdue University’s School for Material Engineering. Dr. Stanciu-Gregory’s research group focuses on chemical and biological sensing, gas sensing, sensor nanomanufacturing, chemical synthesis of biologically inspired materials, understanding of bio interfaces, and battery ceramics. Dr. Stanciu-Gregory’s research group put forward the first aptamer-based whole cell lateral flow assay, ink-jet bio-patterning of aptameric inks, statistical analysis based on image analysis of colorimetric test strips, novel carboxyl-DNA modification of aptamers and a SELEX process for fabricating aptamers. Dr. Stanciu-Gregory received her B.S. in Chemistry from the University of Bucharest in 1995, her Ph.D. in Materials Science from the University of California, Davis in 2003 and conducted her post-doctoral research in Structural Biology at the Baylor College of Medicine. Since 2005, Dr. Stanciu-Gregory has been a professor at Purdue University, and was appointed Associate head of Materials Engineering in 2018.

Rodney Corder. Mr. Corder has over 30 years of experience in high-technology product design and development in consumer, industrial and regulatory environments ranging from product concept to development and into mass production. He is a veteran of several start-up technology companies encompassing artificial intelligence, computer peripherals and information security devices. Early in his career Mr. Corder led a team of engineers for Lockheed Martin’s Skunkworks focused on advanced sensing technologies. Mr. Corder’s most recent engineering achievement is the development of the first portable, patient-friendly hemodialysis system by Diality. Mr. Corder had also commercialized chemical sensing solutions for Dwyer Instruments and Servoflo as the Head of Engineering. Mr. Corder received his B.S. in Electrical and Computer Engineering from California State Polytechnic University in 1984.

Advisory Board

The Company has established an advisory board to provide guidance and advise to the directors and officers of the Company regarding technical and business matters. The advisory board has no voting powers.

Dr. Richard Kuhn. Dr. Kuhn is Director of the Purdue Institute of Inflammation, Immunology, and Infectious Disease. His research at Purdue has focused on the replication and assembly of the alphaviruses and the flaviviruses. Dr. Kuhn has been involved in many fundamental studies examining the structure and assembly of enveloped viruses, including the first structure of dengue virus. His focus continues to be in virus replication, virion assembly, pathogenesis, and host cell interactions using biochemical, genetic, and structural techniques. In 2007 he was elected a Fellow of the American Academy of Microbiology and the American Association for the Advancement of Science. He was an American Society for Microbiology lecturer. He is the chair of the U.S. Panel on Viral Diseases of the US-Japan Cooperative Medical Sciences Program at NIAID.

Stephen Barrett. Steve is president of Barrett Advisory, a strategic and operational consulting firm involved with Whole Health Management, Thomas H. Lee Partners, SAP America, Green Visions, Healthspot and Endotronix. Prior to launching his own advisory firm, Mr. Barrett was executive vice president and chief financial officer of Whirlpool Corporation and chief financial officer of Global Fabric & Home Care at the Procter & Gamble Company, where he spent most of his career before retiring in 2002. Mr. Barrett has an MBA in finance from Boston College and BS, Pre-Professional/Chemistry from the University of Notre Dame.

Dick Buell. Mr. Buell is an independent consultant to private equity firms on acquisition and merger deals. His most recent engagements include working with GTCR, Madison Dearborn, BC Partners, KKR and Goldman Sachs. Prior to launching his own advisory firm, Mr. Buell was Chairman and CEO of Catalina Marketing Corp., a global marketing firm that was sold to private equity firm, Hellman & Friedman for $1.7 billion. Mr. Buell also served as CEO and Chairman of Willis Stein & Partners, a private equity firm focused on the consumer-packaged goods space. Mr. Buell was President and COO of Foodbrands America, which was sold to Tyson Foods in 2001. Earlier in his career Mr. Buell was President and CEO of Griffith Laboratories and Vice President of Marketing for Kraft Foods Company. Dick has served on many boards including: American Society of Mechanical Engineers, SC Johnson, Prestige Brands, University of Chicago’s Graduate School of Marketing and Purdue University’s Marketing Advisory Council.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

53

Involvement in Certain Legal Proceedings

No director, officer or persons nominated for such positions, or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Securities Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated,

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity,

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity, or

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

COMPENSATION OF DIRECTORS AND OFFICERS

The Company did not pay any compensation to its directors and executive officers through June 30, 2020, the date of the financial statements included herein. However, the company has agreed to pay the executive officers from the proceeds of this Offering. The table below summarizes all compensation agreed to be paid to our directors and officers for all services rendered in all capacities to us from inception through December 31, 2020.

Name	Position	Calendar Year 2020	Estimated Total Compensation
Dr. Gregory Hummer(1)	Chief Executive Officer	2020	$100,000

Bruce Raben(2)	President	2020	$40,000

Thomas G. Sors	Chief Operating Officer	2020	$5,000

Ann M. Hawkins	Chief Financial Officer	2020	$10,000

Jeff Spagnola	Chief Marketing Officer and Sales Director	2020	$20,000

_________________

(1)	The quarterly amount increases as the annualized revenue of the company increases. If annualized revenue is averaging $20,000,000, then the quarterly payment to Dr. Hummer increases to $200,000, if revenue is averaging $40,000,000, then the quarterly payment increases to $300,000 and if the revenue is averaging $50,000,000, then the quarterly payment increases to $400,000. Further increases are determined by the Board of Directors.
(2)	The quarterly amount increases as the annualized revenue of the company increases. If annualized revenue is averaging $20,000,000, then the quarterly payment to Mr. Raben increases to $80,000, if revenue is averaging $40,000,000, then the quarterly payment increases to $120,000 and if the revenue is averaging $50,000,000, then the quarterly payment increases to $160,000. Further increases are determined by the Board of Directors.

Employment and Consulting Agreements

The Company has not entered into any employment agreements with any executive officer but has entered into Contractor Agreements with each of Dr. Greg Hummer, Bruce Raben, Thomas G. Sors, Ann M. Hawkins and Jeff Spagnola and has agreed to pay each a quarterly fee. The contract for Dr. Hummer’s services is with IdentifySensors, LLC. To date the Company has not made any compensatory payments to the executives or the consultants. The quarterly fees payable for the last quarter of 2020 are estimated to be: Dr. Hummer is $50,000, to Mr. Raben is $40,000, to Mr. Sors is $5,000, to Ms. Hawkins is $10,000 and to Mr. Spagnola is $20,000. Copies of the Contractor Agreements are attached as Exhibits to the Offering Statement of which this Offering Circular is part.

54

Indemnification Agreements

Except for the general indemnification of the directors and officers of the Company provided by the Bylaws and the Certificate of Incorporation in accordance with Delaware General Corporation Law, the Company currently is not a party to any indemnification agreement with any director or officer of the Company. The Company may enter into agreements to indemnify any or all of the Board of Directors or officers of the Company at some time in the future. The Company believes that these agreements could be necessary to attract and retain qualified persons as executive personnel of the Company.

Equity Incentive or Stock Option Plan

The Board of Directors and a majority of the stockholders of the Company have adopted and approved the 2020 Stock Incentive Plan (the “Plan”), pursuant to which the Company may grant or award stock or options to purchase stock up to a maximum of 9,222,227 shares. The awards may be given to employees, consultants, directors or other persons who render services to the Company. Awards are granted at the current fair market value of the Common Stock at the date of award. Awards may be subject to vesting provisions and repurchase rights in favor of the Company. The Plan is administered by the Board of Directors, unless a Compensation Committee is formed at which time the committee will administer the Plan.

As of the date hereof, the Board of Directors have made the following awards to executive officers and key consultants:

NAME	NO. OF SHARES[1]	COMPANY REPURCHASE SCHEDULE

Thomas G. Sors	555,556	138,890 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Anne T. Hummer	416,667	104,167 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Lia A. Stanciu-Gregory	5,555,556	1,388,889 shares shall vest on January 8, 2021 and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

Edmond DeFrank	111,112	All vest upon grant of patent, as long as within 4 years.

Rodney Corder	277,778	138,889 shares immediately and on January 8, 2022.

Bruce Raben	416,667	145,834 shares immediately, 145,834 shares on the first anniversary, and 125,000 shares on the second anniversary.

Patrick Roche	416,667	104,167 shares immediately and the remainder in 16 equal quarterly installments commencing on December 31, 2020.

__________

1The number of shares above reflects the effect of a 1-for-3.6 reverse stock split effective as of September 30, 2020.

55

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership of our voting securities based on an aggregate of 50,047,781 Common Shares issued and outstanding as of September 30, 2020, after giving effect to the 1-for-3.6 reverse stock split effective as of such date. The information includes beneficial ownership by (i) each director and officer, (ii) all of our directors and executive officers as a group, and (iii) each person or entity who, to our knowledge, owns more than 10% of our Shares. Unless otherwise indicated, the address of each beneficial owner is care of the Company at 20600 Chagrin Boulevard, Suite 450, Shaker Heights, Ohio 44122.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Number and address of beneficial owner	Number of Shares	Nature of Beneficial Ownership	Percentage of class
Dr. Gregory Hummer(1)	42,277,778	Indirect	84.51%
Bruce Raben(2)	416,667	Direct	*
Thomas G. Sors(3)	555,556	Direct	1.11%
Lai A. Stanciu-Gregory(4)	5,555,556	Direct	11.12%

All directors and Officers as a group	48,805,557		97.56%

*Less than one percent.

(1)	Includes 42,277,778 shares of Common Stock owned by IdentifySensors Fresh Food Enterprises, LLC, of which Dr. Hummer is the sole Manager. Dr. Hummer therefore has the power to vote these shares but otherwise disclaims beneficial ownership.
(2)	Subject to certain vesting provisions. 145,834 shares have vested, 145,834 shares vest in September 2021 and 125,000 shares vest in September 2022.
(3)	Subject to certain vesting provisions. 138,890 shares have vested, and the remainder vest over 16 quarters commencing with the quarter ending December 31, 2020.
(4)	Subject to certain vesting provisions. 1,388,889 shares have vested and the remainder vest over 16 quarters commencing with the quarter ending December 31, 2020.

56

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as set forth below, the Company has not entered into any transaction during the last two completed fiscal years; and currently there are no proposed transactions, in which either the Company or any of its subsidiaries was or is to be a party, and where the amount involved exceeds $120,000, in which: (i) any of the Company’s directors or executive officers; (ii) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding Shares; or (iii) any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons, had or has a direct or indirect material interest.

Voting Control by CEO

IdentifySensors Fresh Food Enterprises, LLC owns more than 84% of the issued and outstanding voting shares of the Company. Dr. Hummer is the sole Manager of ISFFE and has the right to vote such shares. As a result, Dr. Hummer has sole voting control over the business and affairs of the Company

No Ownership of the Intellectual Property

The Company has acquired rights to use the intellectual property invented by Dr. Hummer pursuant to a License Agreement with IdentifySensors Fresh Food Enterprises, LLC, which Dr. Hummer controls. See Description of Business—License Agreement” In the event of any conflict with Dr. Hummer, the Company could lose access to and rights to use the intellectual property upon which the Company’s products will be developed.

No Arms’-Length Agreements.

The agreements between the Company and Dr. Hummer or his affiliated entities have not been negotiated at arms’-length. While the Company believes that the terms and conditions of such agreements are fair to the Company, there can be no assurances that the Company could not obtain more favorable terms from a third party.

Management Not Required to Devote Full Time and Energy

None of Dr. Hummer, Ann Hawkins and Jeff Spagnola is obligated to devote their respective his full time and energy to the Company business and each has other business activities that may require a substantial amount of his time and attention. Additionally, Thomas G. Sors, the Chief Operating Officer, and Lia A. Stanciu-Gregory, a key consultant and the principal research director of the Company, are employees of Purdue University and are engaged as part time consultants to the Company. The Company will not, therefore, be entitled to the full time and energy of such personnel.

57

SECURITIES BEING OFFERED

The Company is offering a maximum of 12,500,000 Shares of its Common Stock at a price of $4.00 per Share. Except as otherwise required by law, the Company’s Bylaws or its Certificate of Incorporation, each share of Common Stock shall have one (1) vote per share. The Shares of Common Stock, when issued, will be fully paid and non-assessable.

We are authorized to issue a total of 400,000,000 shares. The Company’s shares are designated as shares of Common Stock and shares of Preferred Stock. There are 50,047,781 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The shares of Preferred Stock may be issued from time to time in one or more series by our Board of Directors, who is entitled to fix or alter the rights, preferences, privileges and restrictions granted to or imposed on each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof.

The Company does not expect to create any additional series of stock during the next 12 months, but the Company is not limited from creating additional series of Preferred Stock which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its Common Stock if it chooses to do so.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to the rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

The minimum subscription that will be accepted from an investor is Five Hundred Dollars ($500.00) (the “Minimum Subscription”). A subscription for Five Hundred Dollars ($500.00) or more in the Common Stock may be made only by tendering to the Company an executed subscription agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check, wire or ACH (or other payment methods the Company may later add). The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Common Stock stipulated therein and an agreement to hold the offer open until the expiration date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Common Stock, in whole or in part. If the Company rejects any offer to subscribe for the Common Stock, it will return the subscription payment, without interest or deduction. The Company’s acceptance of any subscription will be effective when an authorized representative of the Company issues a written or electronic notification that the subscription was accepted to the investor.

Common Stock

Common Stock

The rights, preferences, powers, privileges, and the restrictions, qualifications, and limitations of the classes of Common Stock are identical. A share of Common Stock entitles the holder to one (1) vote, either in person or by proxy, for the election of directors and on all matters submitted to a vote of the stockholders of the Company. The Company is authorized to issue up to 350,000,000 shares of Common Stock. As of the date of this Offering Circular, the Company has 50,047,781 shares of Common Stock outstanding.

58

On September 30, 2020, the Company effectuated a reverse split of its outstanding shares of Common Stock, pursuant to which each 3.6 shares of Common Stock were converted into one (1) share of Common Stock. The numbers of shares reflected in this Offering Circular are after giving effect to such reverse stock split.

Preferred Shares

The Company’s board of directors is authorized, subject to limitations prescribed by law and provisions of the Company’s Certificate of Incorporation, to provide for the issuance from time to time in one or more series of up to 50,000,000 Preferred Shares and to established the number of Preferred Shares to be included in each series, and to fix the designations, relative rights, preferences, qualifications and limitations of the Preferred Shares of each such series. To date the Company has not issued any Preferred Shares.

Uncertificated Securities

All of the Common Stock are, or would be upon issuance, uncertificated. The Company will maintain at its principal executive offices a list of each shareholder of the Company, including number of Common Stock held by such shareholder and other relevant contact information of each shareholder. The Company does not intend to engage any third party as a transfer agent or registrar.

No Trading Market

Our Common Stock are not traded on a national exchange. There is no market for our Common Stock.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws limit the liability of directors and officers of the Company. The Bylaws state that the Company shall indemnify its directors and executive officers to the maximum extent and in the manner permitted by the DGCL , provided however, that the Company may modify the extent of such indemnification by individual contracts with its directors and executive officers. The Company shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine. The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in connection with any proceeding only upon delivery to the Company of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expense under the Bylaws or otherwise.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

For additional information on indemnification and limitations on liability of our directors and officers, please review the Company’s Bylaws, which are attached to this Offering Circular.

59

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Certificate of Incorporation and Bylaws, subject to the provisions of Delaware law, contains provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

 No expert or counsel named in this Offering as having prepared or certified any part of this Offering or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Shares was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this Offering and the registration statement have been audited by BF Borgers CPA PC to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Wilson Bradshaw LLP is providing legal service relating to this Form 1-A.

60

DISQUALIFYING EVENTS DISCLOSURE

Regulation A promulgated under the Securities Act prohibits an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Non-Voting Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

ERISA CONSIDERATIONS

Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, “ERISA Plans”), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”). An investment in the Shares by an ERISA Plan must be made in accordance with the general obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the Shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary’s independent control over the assets in his account is adequate to relieve the ERISA Plan’s fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control, and must permit him to choose among a broad range of investment alternatives.

61

Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in Shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the Shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Regulations issued on November 13, 1986, by the Department of Labor (the “Final Plan Assets Regulations”) provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as “plan assets”). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding “plan assets.” Management anticipates that we would clearly be characterized as an “operating company” for the purposes of the regulations, and that it would therefore not be deemed to be holding “plan assets.”

Classification of our assets of as “plan assets” could adversely affect both the plan fiduciary and management. The term “fiduciary” is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a “fiduciary” of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but also for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as “plan assets,” certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Code.

Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their “current value” as of the close of the plan’s fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, “current value” means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the Shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, “Qualified Plan”) and by an individual retirement account (“IRA”) is generally exempt from taxation. However, if a Qualified Plan or IRA earns “unrelated business taxable income” (“UBTI”), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the Shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

62

INVESTOR ELIGIBILITY STANDARDS

The Shares will be sold only to a person who is not an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of Shares. Investor suitability standards in certain states may be higher than those described in this Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Shares. Transferees of Shares will be required to meet the above suitability standards.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a Regulation A Offering Statement on Form 1-A with the SEC under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Preliminary Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Non-Voting Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, the Company will be required to file periodic reports and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, including the Company, that file electronically with the SEC. The address of this site is www.sec.gov.

63

FINANCIAL STATEMENTS

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of IdentifySensors Biologics, Inc.,

Opinion on the Financial Statements

We have audited the accompanying balance sheet of IdentifySensors Biologics, Inc. (the "Company") as of June 30, 2020, the related statement of operations, changes in Stockholders’ equity (deficit), and cash flows for the period from June 11, 2020 (inception) through to June 30, 2020 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2020, and the results of its operations and its cash flows for the period from June 11, 2020 (inception) through to June 30, 2020, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor since 2020

Lakewood, CO

October 27, 2020

F-2

IDENTIFYSENSORS BIOLOGICS CORP

Balance Sheet

As of June 30, 2020

June 30, 2020
Assets
Current Assets
Cash	$–

Total Current Assets	–

Noncurrent Assets
Deferred Tax Asset	980

Total Noncurrent Assets	980

Total Assets	980

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
Accounts Payable	4,665

Total Current Liabilities	4,665

Stockholders' Equity (Deficit)
Preferred Stock, $0.0001 par value, 50,000,000 shares authorized, no shares issued and outstanding as of June 30, 2020.	–
Common Stock, $0.0001 par value, 350,000,000 shares authorized, no shares issued and outstanding as of June 30, 2020.	–
Additional Paid-in Capital	–
Retained Earnings (Deficit)	(3,685)

Total Stockholders' Equity (Deficit)	(3,685)

Total Liabilities and Stockholders' Equity (Deficit)	$980

The accompanying footnotes are an integral part of these financial statements.

F-3

IDENTIFYSENSORS BIOLOGICS CORP

Statement of Income

For the Period from June 11, 2020 (inception) to June 30, 2020

June 11, 2020 (inception) to June 30, 2020

Sales	$–

Cost of Goods Sold	–

Gross Profit	–

Operating Expenses	–

Operating Income (Loss)	–

Other (Organizational Expenses)	(4,665)

Net Income (Loss) before Income Taxes	(4,665)

Provision for Income Taxes	980

Net Income (Loss)	$(3,685)

The accompanying footnotes are an integral part of these financial statements.

F-4

IDENTIFYSENSORS BIOLOGICS CORP

Statement of Stockholder's Equity (Deficit)

For the Period from June 11, 2020 (inception) to June 30, 2020

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Total
Balance at June 11, 2020 (inception)	–	–	$–	$–	$–

Net Income (Loss)	–	–	–	(3,685)	(3,685)

Balance at June 30, 2020	–	–	$–	$(3,685)	$(3,685)

The accompanying footnotes are an integral part of these financial statements.

F-5

IDENTIFYSENSORS BIOLOGICS CORP

Statement of Cash Flows

For the Period from June 11, 2020 (inception) to June 30, 2020

June 11, 2020 (inception) to June 30, 2020
Cash Flows from Operating Activities
Cash received from customers	$–
Cash paid to suppliers and employees	–

Net Cash Provided by Operating Activities	–

Cash Flows from Investing Activities
Net Cash Provided by Investing Activities	–

Cash Flows from Financing Activities
Net Cash Provided by Financing Activities	–

Net increase (decrease) in Cash and Cash Equivalents	–

Cash and Cash Equivalents - June 11, 2020 (inception)	–

Cash and Cash Equivalents - June 30, 2020	–

Reconciliation of Net Loss to Net Cash Provided by (Used in) Operating Activities

Net Loss	(3,685)

Adjustments to Reconcile Net Loss to Net Cash Provided by (Used In) Operating Activities
Increase in Deferred Tax Asset	(980)
Increase in Accounts Payable	4,665

Total Adjustments	3,685

Net Cash Provided by Operating Activities	$–

The accompanying footnotes are an integral part of these financial statements.

F-6

Identifysensors biologics Corp

Notes to the Financial Statements

As of June 30, 2020 and for the period from June 11, 2020 (inception) to June 30, 2020

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies used in the preparation of the accompanying financial statements follows:

Nature of Operations

The Company, IdentifySensors Biologics Corp., is a Delaware corporation founded on June 11, 2020. Since inception, we have been in the business of developing tests for viral and bacterial pathogens specifically for Covid19 and sensors to detect freshness in fresh fish and meat in the food supply chain, and also to develop sensors to detect bacteria in the food supply chain for fruits and vegetables and to develop a test to detect Staph bacteria in hospitals.

As of June 30, 2020, the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, establishing agreements, and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Basis of Presentation

The Company uses accounting principles generally accepted in the United States of America (GAAP) for its accounting and reporting policies.

The Company adopted June 30 as its fiscal year end.

Revenue Recognition

No revenue has been earned or recognized as of June 30, 2020.

Cash and Cash Equivalents

All liquid debt instruments, purchased with a maturity of three (3) months or less, are considered to represent cash and cash equivalents. The Company did not have any cash and cash equivalents as of June 30, 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including legal fees, and costs of incorporation, are expensed as incurred.

F-7

Identifysensors biologics Corp

Notes to the Financial Statements

As of June 30, 2020 and for the period from June 11, 2020 (inception) to June 30, 2020

NOTE 1 (continued)

Income Taxes

FASB ASC 740-10 requires the affirmative evaluation that it is more likely-than-not, based on the technical merits of a tax position, that an enterprise is entitled to economic benefits resulting from positions taken in income tax returns. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. FASB ASC 740-10 also requires companies to disclose additional quantitative and qualitative information in their financial statements about uncertain tax positions. There are no unrealized tax benefits as of June 30, 2020.

The Company intends to file a U.S. federal tax return and other tax returns as required. All tax periods since inception remain open to examination.

The Company classifies penalties and interest expense associated with its tax positions as a component of general and administrative expenses. For the period since period June 11, 2020 (inception) through June 30, 2020, no interest and penalties associated with the Company’s tax positions have been recognized in the statements of income or the balance sheet.

NOTE 2 GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated revenues or profits since inception and as of June 30, 2020 has not obtained capital to continue the business.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 RECENT ACCOUNTING PRONOUNCEMENTS

New revenue recognition guidance under FASB ASC 606 requires the recognition of revenue when promised goods or services are transferred to the customer in an amount that reflects the consideration of which the Company expects to be entitled in exchange for those goods or services. The Company adopted the requirements on June 11, 2020. The change was adopted retrospectively, and it did not have a material effect on the financial statements as there have not yet been any revenues generated.

NOTE 4 COMMITMENTS AND CONTINGENCIES

As of June 30, 2020, the Company did not have any commitments or contingencies that would require an accrual or disclosure in the financial statements.

NOTE 5 INCOME TAXES

All income taxes referred to herein are taxes in the United States. Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the financial statements and their corresponding tax basis (known as temporary differences). Deferred tax liabilities are recognized for all temporary differences that are expected to increase taxable profit and taxes payable in the future.

F-8

Identifysensors biologics Corp

Notes to the Financial Statements

As of June 30, 2020 and for the period from June 11, 2020 (inception) to June 30, 2020

NOTE 5 (continued)

Deferred tax assets are recognized for all temporary differences that are expected to reduce taxable profit in the future. Deferred tax assets are measured at the highest amount that, on the basis of current or estimated future taxable profit, is more likely than not to be recovered.

The net carrying amount of deferred tax assets is reviewed at each reporting date and is adjusted to reflect the current assessment of future taxable profits and future tax rates. Any adjustments are recognized in profit or loss.

Deferred tax is calculated at the tax rates that are expected to apply to the taxable profit (tax loss) of the periods in which it expects the deferred tax asset to be realized or the deferred tax liability to be settled, on the basis of tax rates that have been enacted or substantively enacted by the end of the reporting period for said future periods.

The net operating loss can only be used to offset up to 80% of net income. The remainder of the net operating loss can be carried forward indefinitely.

The provision (benefit) for income taxes for the period from June 11, 2020 (inception) to June 30, 2020 consists of the following:

June 30, 2020
Federal Income Tax
Current	$-
Deferred	(980)

Total Federal Income Tax Benefit	$(980)

The Company’s current provision (benefit) for Federal income taxes of $980 for the period from June 11, 2020 (inception) to June 30, 2020 is reconciled to the tax calculated at the statutory rate of 21% as follows:

June 30, 2020
Federal taxes based on net loss
Before Federal tax expense	$–
Add tax on the following:
Change in deferred taxes from net operating loss	(980)

Provision for Federal Income Taxes	$(980)

Significant components of deferred income tax assets and liabilities as of June 30, 2020 follows:

June 30, 2020
Deferred tax liability	$–

Net operating loss carryover	980

Valuation allowance	–

Net deferred tax (liability) asset	$980

The Company’s management expects the full amount of all federal deferred tax assets to be used in future years.

F-9

Identifysensors biologics Corp

Notes to the Financial Statements

As of June 30, 2020 and for the period from June 11, 2020 (inception) to June 30, 2020

NOTE 6 SUBSEQUENT EVENTS

Management’s Evaluation

Management has evaluated subsequent events through October 27, 2020, the date the financial statements were available to be issued.

On July 1, 2020, the Company sold and issued One Hundred Fifty-Two Million Two Hundred Thousand (152,200,000) shares of Common Stock for consideration of One Hundred Seventy Thousand Dollars ($170,000). The shares were issued to IdentifySensors Fresh Food Enterprises LLC. IdentifySensors Fresh Food Enterprises LLC is owned by identifySensors LLC, a company in which Gregory Hummer, the Company’s CEO owns 45.25%.

On July 1, 2020, the Company adopted and approved a stock incentive plan covering an aggregate of Thirty-Five Million (35,000,000) shares of Common Stock. As of the date of the financial statements through the date of the report, Twenty-Seven Million Nine Hundred Twenty Thousand (27,920,000) shares have been granted, which includes Twenty-Seven Million Nine Hundred Thousand (27,900,000) issued prior to the stock split and Twenty Thousand (20,000) issued after the stock split. After the reverse stock split described below, the number of shares approved and granted are Nine Million Seven Hundred Twenty-Two Thousand Two Hundred and Twenty-Two (9,722,222) and Seven Million Seven Hundred Seventy Thousand and Three (7,770,003), respectively.

On July 9, 2020, the Company awarded and issued One Million Five Hundred Thousand (1,500,000) shares of Common Stock to Anne T. Hummer, the daughter of Gregory Hummer, the Company’s CEO.

On July 29, 2020, the Company borrowed One Hundred Fifty Thousand Dollars ($150,000) from Identify Sensors Fresh Food Enterprises LLC (a related party) and executed a promissory note.

On July 29, 2020, the Company entered into a perpetual license agreement with IdentifySensors Fresh Food Enterprises LLC (a related party) to pursue commercial application of technology, patents and pending patents owned by IdentifySensors Fresh Food Enterprises LLC (a related party).

On July 30, 2020, the Company negotiated an investment agreement with Purdue Research Foundation. In exchange for achieving certain criteria, one of which has been accomplished by the Company’s $165,121, sponsored research investment via a Master Agreement on August 1, 2020, which gives the Company exclusive rights to any IP originating from the research. Purdue Research Foundation agreed to make an investment in the Company up to Fifty Thousand Dollars ($50,000) in the form of a Convertible Promissory Note, which will be triggered when the Company raises a minimum of Five Hundred Thousand Dollars ($500,000) in equity. Additionally, if the Company raises a minimum of Five Hundred Thousand Dollars ($500,000), and licenses any IP from Purdue University then the Company may be entitled to use their logo with the term “Powered by Purdue” as specified under the terms of a separate agreement.

On September 29, 2020, the Board of Directors of the Company determined that it is in the best interests of the Company to amend the Certificate of Incorporation of the Company to effect a one-for-three point six (3.6) reverse stock split, such that every holder of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) shall receive one share of Common Stock for every 3.6 shares of Common Stock held (the “Reverse Stock Split”); provided, however any fractional share shall be rounded up to the next highest whole number of shares.

The number of shares issued after the stock split is Fifty Million Forty-Seven Thousand Seven Hundred and Eighty-One (50,047,781).

The Company has entered into Contractor Agreements with each of five officers pursuant to which it has agreed to pay fees ranging from Five Thousand ($5,000) to One Hundred Thousand ($100,000) per quarter, which fees may be subject to significant increase.

F-10

PART III—Exhibits

Index to Exhibits

Exhibit Number		Description
2.1	*	Certificate of Incorporation
2.2	*	Certificate of Amendment of Certificate of Incorporation
2.3	*	Bylaws
3.1	*	2020 Stock Incentive Plan
3.2	*	Form of Stock Award Agreement
4.1	*	Form of Subscription Agreement
6.1	*	Engagement Agreement with FundAthena, LLC dba Manhattan Street Capital
6.2	*	License Agreement with IdentifySensors Fresh Food Enterprises, LLC
6.3	*	Sublease Agreement with Dr. Gregory Hummer/MCO Advantage
6.4	*	Contractor Agreement with Thomas G. Sors
6.5	*	Contractor Agreement with Ann Hawkins
6.6	*	Contractor Agreement with Jeff Spagnola
6.7	*	Contractor Agreement with Dr. Greg Hummer
6.8	*	Contractor Agreement with Bruce Raben
6.9	**	Transfer Agent Agreement with Colonial Stock Transfer
6.10	*	Strategic Alliance Agreement with Purdue University
6.11	*	Memorandum of Understanding with Purdue Research Foundation
8.1	**	Escrow Agreement
11.1	*	Consent of BF Borgers CPA PC
11.2	**	Consent of Wilson Bradshaw LLP (included in Exhibit 12.1 below)
12.1	**	Opinion of Wilson Bradshaw, LLP

*	Filed herewith.
**	To be filed by Amendment.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shaker Heights, Ohio, on October 27, 2020.

IdentifySensors Biologics Corp.

By:	/s/ Dr. Gregory Hummer
Name:	Dr. Gregory Hummer
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dr. Gregory Hummer	Chief Executive Officer	October 27, 2020
Dr. Gregory Hummer

/s/ Ann M. Hawkins	Chief Financial Officer	October 27, 2020
Ann M. Hawkins

III-2